Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

THE MCCLATCHY COMPANY,

THE SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HERETO,

SIJ HOLDINGS, LLC,

AND, SOLELY FOR SECTIONS 5.19 AND 5.20,

CHATHAM ASSET MANAGEMENT, LLC,

AND, SOLELY FOR PURPOSES OF SECTION 8.3,

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD.

DATED AS OF JULY 24, 2020

TABLE OF CONTENTS

Page

ARTICLE I THE ACQUISITION2

Section 1.1 Acquired Assets2

Section 1.2 Excluded Assets6

Section 1.3 Assumed Liabilities6

Section 1.4 Excluded Liabilities8

Section 1.5 Assignment of Assigned Contracts9

Section 1.6 Purchase Price13

Section 1.7 Withholding13

Section 1.8 Purchase Price Allocation14

Section 1.9 Limitations on Purchaser’s Liability14

ARTICLE II THE CLOSING15

Section 2.1 Closing15

Section 2.2 Deliveries at the Closing15

Section 2.3 Purchaser Designees17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS17

Section 3.1 Qualification, Organization, etc.18

Section 3.2 Ownership18

Section 3.3 Authority of the Sellers18

Section 3.4 Consents and Approvals19

Section 3.5 No Violations19

Section 3.6 Financial Statements20

Section 3.7 Title to Property; Sufficiency of Assets20

Section 3.8 Absence of Certain Changes21

Section 3.9 Brokers or Finders21

Section 3.10 Litigation21

Section 3.11 Intellectual Property21

Section 3.12 Real Property22

Section 3.13 Assigned Contracts23

Section 3.14 Executory Contracts; Material Contracts23

Section 3.15 Insurance24

i

Section 3.16 Affiliate Interests24

Section 3.17 Bank Accounts24

Section 3.18 Undue Influence24

Section 3.19 Compliance with Laws; Permits24

Section 3.20 Employee Benefit Matters25

Section 3.21 Labor Matters26

Section 3.22 Environmental Matters27

Section 3.23 Taxes28

Section 3.24 Customers and Suppliers29

Section 3.25 Inventory29

Section 3.26 Parent SEC Documents30

Section 3.27 Qualifying Cash Proposal30

Section 3.28 No Other Representations30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER30

Section 4.1 Qualification; Organization31

Section 4.2 Authority of the Purchaser31

Section 4.3 Consents and Approvals31

Section 4.4 No Violations31

Section 4.5 Brokers32

Section 4.6 Financing32

Section 4.7 Investment Purpose32

Section 4.8 Acknowledgment by the Purchaser32

ARTICLE V COVENANTS33

Section 5.1 Conduct of Business Pending the Closing33

Section 5.2 Access and Information37

Section 5.3 Approvals and Consents; Cooperation; Notification39

Section 5.4 Further Assurances41

Section 5.5 Debtors-in-Possession41

Section 5.6 The Sale Motion41

Section 5.7 Sale Order41

Section 5.8 Cooperation with Respect to Bankruptcy Court Approvals43

Section 5.9 Bankruptcy Court Filings44

Section 5.10 Communications with Customers and Suppliers44

Section 5.11 Employee Matters44

Section 5.12 Payments Received46

Section 5.13 Use of Names and Marks46

Section 5.14 Parent Confidentiality Agreements46

Section 5.15 Payroll Liabilities47

Section 5.16 Employment Agreements47

Section 5.17 Financial Obligations47

Section 5.18 DIP Facility47

Section 5.19 New First and 1.5 Lien Debt48

Section 5.20 Releases48

Section 5.21 No Successor Liability50

Section 5.22 Notice of Developments50

Section 5.23 Transition of Business50

Section 5.24 Casualty Loss50

Section 5.25 Confidentiality51

Section 5.26 Financing Cooperation51

Section 5.27 Exclusivity52

Section 5.28 Sale Contract Proceeds53

Section 5.29 Proceeds of Herald Custom Publishing of Mexico, S. de R.L. de C.V.53

ARTICLE VI CONDITIONS PRECEDENT53

Section 6.1 Conditions Precedent to Obligation of the Sellers and the Purchaser53

Section 6.2 Conditions Precedent to Obligation of the Sellers54

Section 6.3 Conditions Precedent to Obligation of the Purchaser54

ARTICLE VII TERMINATION55

Section 7.1 Termination55

Section 7.2 Effect of Termination57

ARTICLE VIII GENERAL PROVISIONS57

Section 8.1 Tax Matters57

Section 8.2 Bulk Sales59

Section 8.3 Guarantee59

Section 8.4 Survival of Representations, Warranties and Covenants60

Section 8.5 Public Announcements60

Section 8.6 Notices61

Section 8.7 Descriptive Headings; Interpretative Provisions63

Section 8.8 No Strict Construction63

Section 8.9 Entire Agreement; Assignment64

Section 8.10 Governing Law; Submission of Jurisdiction; Waiver of Jury Trial64

Section 8.11 Expenses64

Section 8.12 Amendment64

Section 8.13 Waiver64

Section 8.14 Counterparts; Effectiveness65

Section 8.15 Severability; Validity; Parties in Interest65

Section 8.16 Specific Performance65

Section 8.17 No Recourse65

Section 8.18 Seller Representative65

ARTICLE IX DEFINITIONS68

EXHIBITS AND SCHEDULES

Exhibit AForm of Bill of Sale

Exhibit BForm of Assignment and Assumption Agreement

Exhibit CForm of Intellectual Property Assignment Agreement

Exhibit DForm of Sale Order

Exhibit EManagement Incentive Plan Term Sheet

Exhibit FEmployment Agreement Term Sheet

Exhibit GNew 1.5 Lien Notes Term Sheet

Exhibit HNew First Lien Term Loan Facility Term Sheet

Schedule 1.1(c)Assigned Contracts

Schedule 1.1(g)Seller Intellectual Property

Schedule 1.2(f)Excluded Contracts

Schedule ACertain Excluded Claims

Schedule BPurchased Ownership Interests

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated July 24, 2020 (this “Agreement”), is made by and among The McClatchy Company, a Delaware corporation (the “Parent”), and the Subsidiaries of the Parent that are indicated on the signature pages attached hereto (together with the Parent, in their capacities as debtors and debtors in possession, the “Sellers”), Parent (in its capacity as the representative of the Sellers, the “Seller Representative”), SIJ Holdings, LLC a Delaware limited liability company (the “Purchaser”) and, solely for purposes of Sections 5.19 and 5.20, Chatham Asset Management, LLC, a Delaware limited liability company (“Chatham”) and, solely for purposes of Section 8.3, Chatham Asset High Yield Master Fund, Ltd., a Cayman Islands exempted company (the “Guarantor”). Each of the Sellers and the Purchaser is referred to individually herein as a “party” and collectively as the “parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Article IX.

RECITALS

A.	The Sellers are engaged in the business of providing independent local journalism (such business, as conducted by the Sellers as of the date hereof, the “Business”).
B.

The Sellers filed voluntary petitions for relief commencing cases (collectively, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on February 13, 2020 (the “Petition Date”).

C.

Pursuant to the Bidding Procedures and subject to the entry of the Sale Order by the Bankruptcy Court, the Purchaser desires to purchase and accept, and the Sellers desire to sell, convey, assign, transfer and deliver to the Purchaser, all of the Acquired Assets, and the Purchaser is willing to assume, and the Sellers desire to assign and delegate to the Purchaser, all of the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code (such sale and purchase of the Acquired Assets and such assignment and assumption of the Assumed Liabilities, the “Acquisition”).

D.

The Acquired Assets shall be purchased pursuant to the Sale Order, free and clear of all Encumbrances (other than Permitted Post-Closing Encumbrances), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure.

E.

The Purchaser, in partial consideration of the Acquired Assets, may credit bid up to (100%) of the First Lien Notes Claims (the “Credit Bid”), in each case, pursuant to Section 363(k) of the Bankruptcy Code, in and against the Acquired Assets in which it holds a valid, perfected, unavoidable priority lien.

F.

At the Closing, the Purchaser shall (i) make the Cash Payment to the Sellers and (ii) in its capacity as a borrower or issuer (as applicable), shall issue the New First Lien Term Loans and New 1.5 Lien Notes.

G.

The board of directors (or similar governing body) of each Seller has determined that (i) it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the Acquisition and (ii) the Release is an integral part of the transactions provided for herein and is given for fair consideration and in the best interest of the Sellers, and each has approved the same.

H.

The parties acknowledge and agree that the purchase by the Purchaser of the Acquired Assets, and the assumption by the Purchaser of the Assumed Liabilities, are being made at arm’s length and in good faith.

I.

The execution and delivery of this Agreement and the Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code.

J.	The parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order.

The parties agree as follows:

ARTICLE I

THE ACQUISITION
Section 1.1Acquired Assets. On the terms and subject to the conditions set forth in this Agreement and, subject to approval of the Bankruptcy Court, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser and/or to one or more Purchaser Designees, and Purchaser and/or such Purchaser Designees shall purchase and accept from the Sellers, free and clear of all Encumbrances of any and every kind, nature and description, other than Permitted Post-Closing Encumbrances (and the Purchased Ownership Interests free and clear of all Encumbrances, other than restrictions on transfers in the applicable organizational documents which cannot be discharged by the Sale Order), all right, title and interest of the Sellers in, to or under the Business and all of the rights, properties and assets of the Sellers of every kind and description, wherever situated or located, whether real, personal, or mixed, tangible or intangible, whether identifiable or contingent, whether owned, leased, licensed, used, occupied or held for use in or relating to the Business, and whether or not reflected on the books and records of Sellers, as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Acquired Assets”), including all right, title and interest of the Sellers in, to and under the following:
(a)other than as set forth in Section 1.2(h), all of the Accounts Receivable;
(b)all credits, claims for refunds, deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise), advances, prepaid expenses, prepayments, rights under warranties or guarantees, vendor rebates, credits and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent) (other than credits, claims for refunds, deposits, prepaid amounts, with respect to

Excluded Taxes or that relate exclusively to any of the Excluded Assets or the Excluded Liabilities; provided, that any federal, state or local income tax refunds from the carryback of any net operating loss or capital loss (or similar attribute) from the taxable year that includes the Closing Date (the “Specified Refunds”) shall be an Acquired Asset);
(c)the Contracts, including Leases and all contracts for the sale of the Deeded Real Property or any portion thereof (the “Sale Contracts”), listed, described or otherwise identified on Schedule 1.1(c), as such schedule may be amended from time to time pursuant to Section 1.5(g) (such Contracts, the “Assigned Contracts”) and the rights thereunder;
(d)all inventory of any kind or nature, merchandise and goods, including raw materials, work-in-process, finished goods, supplies, components, packaging materials, and other inventories to which the Sellers have title, that are in the possession of the Sellers or any third party or located upon or within the Real Property and related, used or held for use in connection with the Business or an Acquired Asset, whether or not prepaid, and wherever located, held or owned, and any prepaid deposits for any of the same, including any goods in transit (collectively, “Inventory”);
(e)all furniture, fixtures, vehicles, machinery, equipment, apparatus, appliances, computers and computer-related hardware, network and internet and information technology systems-related equipment and all other tangible personal property of every kind and description and wherever located, used or held for use in the conduct of the Business;
(f)the Purchased Ownership Interests; provided, that between the date hereof and the Closing Date, the Purchaser may, in its sole discretion, add or remove any of the entities from Schedule B and, upon such addition or such removal, such entity shall be deemed an Excluded Asset or Acquired Assets, as applicable, and any Liabilities associated with such entity shall be deemed Excluded Liabilities or Assumed Liabilities, as applicable;
(g)all Seller Intellectual Property, including Seller Registered Intellectual Property (including the items listed on Schedule 1.1(g)) and all of the Sellers’ rights therein, including all rights to sue for and recover and retain damages for present and past infringement thereof and, in the case of Trademarks that are Seller Intellectual Property, all goodwill appurtenant thereto;
(h)all rights under non-disclosure, confidentiality, invention, Intellectual Property assignment covenants, non-compete, or non-solicitation agreements or key employee retention plans or similar arrangements executed for the benefit of the Sellers, including with current or former employees, consultants, agents or contractors of the Sellers or with third parties (in the case of rights under the Parent Confidentiality Agreement, solely to the extent provided in Section 5.14);
(i)all Books and Records, other than Retained Books and Records;
(j)to the extent transferable, all Permits and all pending applications therefor;

(k)to the extent transferable, all insurance policies and rights thereunder;
(l)all goodwill, customer and referral relationships, other intangible property and all privileges, set-offs and benefits of the Sellers associated with the Business, the Acquired Assets and the Assumed Liabilities;
(m)all rights, claims (other than Avoidance Actions which shall be addressed solely by Section 1.1(n)), interests, rebates, refunds, causes of action, actions, suits or proceedings, hearings, audits, rights of recovery, rights of setoff, rights of recoupment, rights of reimbursement, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise) arising under or related to the Business, the Acquired Assets or the Assumed Liabilities (including any claims for past infringement or misappropriation) (excluding (i) all claims or causes of action of any of the Sellers set forth in Sections 1.2(d), 1.2(e), and 1.2(h), (ii) all claims or causes of action of any of the Sellers against any director, officer or employee of such Seller who will not serve as a director, officer or employee of the Purchaser immediately following the Closing and (iii) excluding credits, claims for refunds, deposits, prepaid amounts, with respect to Excluded Taxes or that relate exclusively to any of the Excluded Assets or the Excluded Liabilities; provided, that the Specified Refunds shall be an Acquired Asset);
(n)all avoidance claims or causes of action available to the Sellers under Chapter 5 of the Bankruptcy Code (including Sections 544, 545, 547, 548, 549, 550 and 553) or any similar actions under any other applicable Law (collectively, “Avoidance Actions”) against the following (collectively, the “Designated Parties”): (i) any of the Sellers’ vendors, suppliers, customers, trade creditors and other business relationships with whom the Purchaser continues to conduct business in regard to the Acquired Assets or the Assumed Liabilities after the Closing, (ii) any of the Sellers’ counterparties under any licenses of Intellectual Property that are Assigned Contracts or counterparties under any other Assigned Contracts, (iii) any Agent, (iv) any holders of Existing Secured Claims, (v) any lenders or agents under the DIP Facility and the DIP Credit Agreement, (vi) officer, manager or employee of the Sellers that is a Transferred Employee, and any of the Persons whose equity is being acquired as Purchased Ownership Interests and any director, officer, manager or employee thereof, and (vii) any Affiliates of any of the Persons listed in clauses (i) through (vi); provided, that the Purchaser shall not pursue or cause to be pursued any Avoidance Actions against any of the Designated Parties other than as a defense (to the extent permitted under applicable Law) against any claim or cause of action raised by such Designated Party;
(o)any and all insurance proceeds, condemnation awards or other compensation in respect of loss or damage to any of the Acquired Assets or relating to the Assumed Liabilities, and all rights and claims of the Sellers to any such insurance proceeds, condemnation awards or other compensation;
(p)all telephone, telex and telephone facsimile numbers and other directory listings;

(q)the Benefit Plans listed or described on Section 3.20(a) of the Seller Disclosure Letter (the “Assumed Benefit Plans”) and any interests of the Sellers in the assets of such Benefit Plans, including (i) with respect to any Assumed Benefit Plan that is funded by a trust (other than a so-called “rabbi trust”), the assets of such related trust; (ii) with respect to any Assumed Benefit Plan that is funded by an insurance policy, the related insurance policy (to the extent transferrable); and (iii) with respect to any Assumed Benefit Plan, to the extent applicable and subject to conformity with applicable Law, the administrative service agreements and other contracts, files and records in respect thereof (to the extent transferrable);
(r)the real property, together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, owned in fee by each Seller (the “Deeded Real Property”); provided, that the Purchaser may, in its sole discretion, designate any Deeded Real Property as an Excluded Asset;
(s)all Cash, including any and all rights of the Sellers in and to (i) any restricted cash, security deposits and cash collateral (including cash collateral given to obtain or maintain letters of credit and cash drawn or paid on letters of credit) given or paid by (A) tenants, subtenants or other occupants of the Deeded Real Property to the applicable Sellers owning the Deeded Real Property or (B) subtenants or other occupants of the Leased Real Property to the applicable Sellers leasing, using or otherwise occupying the Leased Real Property, and (ii) any escrow deposits;
(t)any and all proceeds from the sale of Real Property pursuant to or in connection with any Sale Contract; and
(u)all proceeds and products of any and all of the foregoing Acquired Assets.

EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE III (I) THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) THE SELLERS MAKE NO, AND HEREBY DISCLAIM ANY, OTHER REPRESENTATION OR WARRANTY REGARDING THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, AND (III) THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES ARE CONVEYED ON AN “AS IS, WHERE IS” BASIS AS OF THE CLOSING, AND THE PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY BUSINESS OTHER THAN THE BUSINESS, ANY ASSETS OTHER THAN THE ACQUIRED ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

Section 1.2Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, except as otherwise set forth in this Section 1.2, the Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):
(a)any and all credits, claims for refunds, deposits and prepaid amounts, with respect to Excluded Taxes or that relate exclusively to any of the Excluded Assets or the Excluded Liabilities, other than the Specified Refunds;
(b)all shares of capital stock or other equity interests of any Seller or any Affiliate thereof or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any Affiliate thereof, in each case other than the Purchased Ownership Interests;
(c)all Retained Books and Records; provided, that copies of such books and records, except Tax Returns and other books, records and work papers that are not primarily related to Acquired Assets or Assumed Liabilities or that are subject to any privilege or similar protection under applicable Law, shall be delivered to the Purchaser (including for copying) upon reasonable request to the extent permitted by applicable Law;
(d)any Avoidance Actions against any Person other than any of the Designated Parties;
(e)all rights, claims or causes of action of any Seller arising under this Agreement and the Ancillary Documents or arising under the Parent Confidentiality Agreements (to the extent not assigned to the Purchaser pursuant to Section 5.14);
(f)all Contracts that are not Assigned Contracts, including the Contracts listed or described on Schedule 1.2(f), which Schedule may be modified in accordance with Section 1.5(g);
(g)all Benefit Plans other than the Assumed Benefit Plans and any assets, trust agreements, insurance policies, administrative service agreements and other contracts, files and records in respect thereof;
(h)all receivables, claims or causes of action that relate exclusively to any of the Excluded Assets or the Excluded Liabilities;
(i)all intercompany accounts receivable as to which any Seller is an obligor or is otherwise responsible or liable and which are owed or payable to any of the Sellers;
(j)any and all assets of Quad County Publishing, Inc.; and
(k)the Rejected Leases.
Section 1.3Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Acquired Assets to the Purchaser and/or the Purchaser Designees, the Purchaser and/or each relevant Purchaser Designee shall assume from the Sellers and agree to pay, perform and discharge, when due, in accordance with their respective terms, only the following liabilities and obligations (of any nature or kind, and whether based in common law or statute or arising under written Contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) of the Sellers solely with respect to, arising out of or relating to the following (collectively, the “Assumed Liabilities”) and no other liabilities or obligations:

(a)the ownership, possession or use of the Acquired Assets and the operation of the Business, in each case from and after the Closing, to the extent arising out of an event, fact, act, omission or condition to the extent occurring from and after the Closing;
(b)liabilities and obligations under the Assigned Contracts, to the extent arising out of an event, fact, act, omission or condition occurring from and after the Closing;
(c)(i) all liabilities in respect of the DIP Facility (or, in the alternative, modification and assumption of the DIP Facility (as agreed between the Purchaser and the lenders under the DIP Facility) as of Closing, or (ii) satisfaction of the payoff of the DIP Facility as of the Closing, as set forth in Section 5.18);
(d)all accounts payable and other trade obligations arising in the ordinary course of the Business incurred from and after the Petition Date, in each case solely to the extent not paid prior to the Closing Date and to the extent such obligations exclusively relate to the Acquired Assets (collectively, “Trade Payables”);
(e)liabilities arising out of the employment or termination following the Closing of any Transferred Employees or liabilities under any Assumed Benefit Plan;
(f)all payroll liabilities with respect to Transferred Employees that have accrued since the Petition Date in the ordinary course of business consistent with past practice that remain unpaid as of immediately prior to the Closing Date (which amount as of July 15, 2020 was approximately $15,240,000) and the post-Closing Date portion of payroll liabilities with respect to Transferred Employees;
(g)all Cure Costs (subject to Section 5.1(a)(x));
(h)any and all liabilities, obligations and commitments with respect to Taxes (i) imposed with respect to, arising out of, or relating to the Business, the Acquired Assets, the Assumed Liabilities (other than any Excluded Taxes) for any Post-Closing Tax Period (including, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Closing Date) as determined pursuant to Section 8.1(b), (ii) that are California state Income Taxes imposed with respect to, arising out of, or relating to the transactions contemplated by this Agreement equal to approximately $1,700,000, and (iii) for which Purchaser is liable under Section 8.1;
(i)liabilities and obligations arising out of the Deeded Real Property to the extent arising out of an event, fact, act, omission or condition occurring on or after the Closing Date; and

(j)any Environmental Liabilities required to be assumed pursuant to Section 363(f) of the Bankruptcy Code.
Section 1.4Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, neither the Purchaser nor any of its Affiliates shall assume, be obligated to assume, be deemed to have assumed, or be obliged to pay, perform or otherwise discharge, and the Sellers shall be solely and exclusively liable with respect to, any liabilities or obligations (of any nature or kind, and whether based in common law or statute or arising under written Contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) of the Sellers and any Affiliate thereof other than the Assumed Liabilities (such liabilities and obligations other than Assumed Liabilities, the “Excluded Liabilities”). Without limiting the foregoing, the Purchaser (including any Purchaser Designee) does not (nor do any of their Affiliates) assume or agree to pay, perform or otherwise discharge the liabilities or obligations of the Sellers or their Affiliates with respect to, arising out of or relating to, the following Excluded Liabilities:
(a)all Indebtedness of the Sellers (other than obligations with respect to the Guarantees as expressly set forth in Section 5.17(a) and capitalized leases that are Assigned Contracts);
(b)except with respect to the Guarantees as expressly set forth in Section 5.17(a), all guarantees of third-party Indebtedness made by the Sellers and reimbursement obligations to guarantors of the Sellers’ obligations or under letters of credit or other similar agreements or instruments;
(c)all Actions pending on or before the Closing Date against the Sellers or to the extent against or giving rise to liabilities or obligations of the Business, based on acts or omissions prior to the Closing Date even if instituted after the Closing Date, including, for the avoidance of doubt, all Actions set forth on Section 3.10 of the Seller Disclosure Letter;
(d)all liabilities or obligations to any current or former holder or owner of capital stock or other equity interests of the Sellers or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of the Sellers or any current or former holder of Indebtedness of the Sellers (other than liabilities or obligations with respect to the Guarantees as expressly set forth in Section 5.17(a));
(e)all drafts or checks outstanding at the Closing under which the Sellers are obligated;
(f)any and all liabilities, obligations and commitments with respect to Excluded Taxes;
(g)all fees, charges, expenditures, expenses, costs and other payments incurred or otherwise payable by any of the Sellers or their respective Affiliates, or for which any of the Sellers or their respective Affiliates is liable, in connection with the administration of the Chapter 11 Cases or the negotiation, execution and consummation of the transactions contemplated by this Agreement or any Ancillary Document (including any preparation for a transaction process, bankruptcy process, any sale process involving other potential buyers or any contemplated public offering or financing), including the Retained Professional Fees and all fees and charges assessed against the Sellers under section 1930, chapter 123, of title 28, United States Code, whether incurred, accrued or payable on or prior to or after the Closing Date;
(h)all liabilities or obligations with respect to any of the Excluded Assets;
(i)indemnification or advancement of expenses for any current or former officer or director of any Seller or any of the Subsidiaries of the Sellers;
(j)all liabilities related to pre-Closing employee related obligations other than as set forth in Sections 1.3(e) and 1.3(f);
(k)all claims set forth on Schedule A;
(l)any and all liabilities or obligations of the Ponderay Newsprint Company;
(m)any and all liabilities, obligations and commitments with respect to the Rejected Leases;
(n)any and all liabilities or obligations of Quad County Publishing, Inc.;
(o)any Environmental Liabilities with respect to any assets owned or operated by, or any operations or business conducted by, any of the Sellers or any corporate predecessor of any of the Sellers at any time prior to the Closing Date, except to the extent assumption of such Environmental Liabilities is required by Section 363(f) of the Bankruptcy Code;
(p)for the avoidance of doubt, any and all liabilities or obligations arising with respect to or from the termination of The McClatchy Company Retirement Plan; and
(q)any payment obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including to the entities listed on Section 3.9 of the Seller Disclosure Letter.
Section 1.5Assignment of Assigned Contracts.
(a)Schedule 1.5(a) sets forth a list of all executory Contracts (including all leases (but excluding Rejected Leases), customer agreements, supply agreements, joint venture agreements, insurance policies and administrative services agreements or similar contracts relating to the Business, the Acquired Assets or the Assumed Liabilities or to which one or more of Sellers are party (the “Available Contracts”). Schedule 1.5(a) sets forth with respect to each Available Contract, the Sellers’ good-faith estimate of the amount required to be paid with respect to each Available Contract to cure all monetary defaults under such Contract to the extent required by Section 365(b) and otherwise satisfy all requirements imposed by Section 365(d) of the Bankruptcy Code (the actual amount of such costs, the “Cure Costs”).
(b)The Sellers shall use reasonable best efforts to assume and assign, or cause to be assigned, any Available Contracts that Purchaser identifies as an Assigned Contract, including commencing appropriate proceedings before the Bankruptcy Court and otherwise taking all (i) commercially reasonable actions in order to determine the Cure Costs with respect to any Assigned Contract entered into prior to the Petition Date, including the right (subject to Section 5.1) to negotiate in good faith and litigate, if necessary, with any Contract counterparty the Cure Costs needed to cure all monetary defaults under such Assigned Contract and (ii) all actions required by the Bankruptcy Court to obtain an Order containing a finding that the proposed assumption and assignment of the Assumed Contracts to the Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code. If the Sellers, the Purchaser, and the counterparty to an Assigned Contract are unable to reach mutual agreement regarding any dispute with respect to Cure Costs, the Sellers shall promptly seek a hearing before the Bankruptcy Court, which hearing may be the Sale Hearing or, if requested by Purchaser, a hearing occurring after the Closing, to determine Cure Costs (such dispute, the “Cure Cost Dispute”). Notwithstanding the foregoing, if the Bankruptcy Court allows a Cure Cost in excess of the amount listed on Schedule 1.5(a), then Purchaser shall be entitled, in its sole discretion, to re-designate the Contract as an Excluded Asset.
(c)If prior to or following the Closing, it is discovered by the Purchaser or Sellers that a Contract should have been listed on Schedule 1.5(a) but was not listed on Schedule 1.5(a) (any such Contract, a “Previously Omitted Contract”), the party discovering such omission (the “Discovering Party”) shall, promptly following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), notify the other parties in writing of such Previously Omitted Contract and within two (2) Business Days following notice of such discovery, the Sellers shall provide to Purchaser all Cure Costs (if any) for such Previously Omitted Contract. Purchaser shall thereafter deliver written notice to the Sellers, no later than seven (7) Business Days following notification of such Previously Omitted Contract from the Discovering Party, whether the Purchaser is designating such Previously Omitted Contract as an “Assigned Contract.” If the Purchaser designates a Previously Omitted Contract as an “Assigned Contract” in accordance with this Section 1.5(c), the Sellers shall promptly (and in any event within two (2) Business Days following the Purchaser’s delivery of the aforementioned written notice) serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and the Seller’s intention to assume and assign such Previously Omitted Contract in accordance with this Section 1.5. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with fifteen (15) days to object, in writing to the Sellers and Purchaser, to the Cure Costs or the assumption of its Contract. If the counterparties, the Sellers and the Purchaser are unable to reach a consensual resolution with respect to the objection, the Sellers will promptly seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption. If no objection is served on the Sellers and the Purchaser, the Sellers shall obtain an order of the Bankruptcy Court fixing the Cure Costs and approving the assignment and assumption of the Previously Omitted Contract.

(d)To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Section 1.5, on the Closing Date, the Sellers shall assign to the Purchaser the Assigned Contracts pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to the provision of adequate assurance by the Purchaser as may be required under Section 365 of the Bankruptcy Code and payment by the Sellers of the Cure Costs in respect of the Assigned Contracts. All Cure Costs in respect of all of the Assigned Contracts shall promptly (including following the Closing to the extent the Cure Costs are not paid at the Closing) be paid by the Sellers.
(e)To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Section 1.5, the Sellers shall transfer and assign all of the Acquired Assets to the Purchaser and the Purchaser shall assume all of the Acquired Assets from the Sellers, as of the Closing Date, pursuant to Sections 363 and 365 of the Bankruptcy Code and the Sale Order. Each Seller shall transfer and assign the Acquired Assets of such Seller directly to the Purchaser in full or partial satisfaction, as applicable, of the First Lien Notes Claims or guarantees thereof made by the applicable Seller and in exchange for its share of the Cash Payment. Notwithstanding any other provision of this Agreement or in any Ancillary Document to the contrary (but subject to Section 1.5(f)), this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment without the consent of a third party, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), would constitute a breach.
(f)Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to the Purchaser of any asset that would be an Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any Necessary Consent (as defined below) and such Necessary Consent shall not have been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), the Closing shall proceed without any reduction in Purchase Price (as defined below) without the sale, transfer, assignment, conveyance or delivery of such asset. In the event that any failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, then for a period of six (6)  months following the Closing, the Sellers shall use their reasonable best efforts at the Purchaser’s sole expense, and subject to any approval of the Bankruptcy Court that may be required, and the Purchaser shall use commercially reasonable efforts to cooperate with the Sellers, to obtain such Necessary Consent as promptly as practicable following the Closing. Pending the receipt of such Necessary Consent, for such six (6)-month period following the Closing, the parties shall, at the Purchaser’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with each other to provide the Purchaser with all of the benefits and burdens of use of such asset. Once Necessary Consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, the Sellers shall promptly transfer, assign, convey and deliver such asset to the Purchaser for no additional consideration. To the extent that any such asset cannot be transferred or the full benefits and burdens of use of any such asset cannot be provided to the Purchaser, then as promptly as practicable following the Closing, at the Purchaser’s sole expense and subject to any approval of the Bankruptcy Court that may be required, the Purchaser and the Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting), and shall, at the Purchaser’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with each other, to provide the Purchaser with all of the benefits and burdens of use of such asset for a period of six (6) months following the Closing. For such six (6)-month period following the Closing, the Sellers shall hold in trust for, and pay to the Purchaser, promptly (and in any event within three (3) Business Days) following receipt thereof, all income, proceeds and other monies received by the Sellers derived from their use of any asset that would be an Acquired Asset in connection with the arrangements under this Section 1.5(f). If and when the Necessary Consent, the absence of which caused the deferral of transfer of any Acquired Asset pursuant to this Section 1.5(f), is obtained, the transfer of the applicable Acquired Asset to Purchaser shall automatically and without further action or consideration be effected in accordance with the terms of this Agreement. The parties agree to treat any asset the benefits of which are transferred pursuant to this Section 1.5(f) as having been sold to Purchaser for Tax purposes to the extent permitted by Law. To the extent that Law does not permit the parties to treat any asset the benefits of which are transferred pursuant to this Section 1.5(f) as having been sold to Purchaser for Tax purposes, the Purchaser shall indemnify and hold harmless the applicable Seller for any Taxes imposed on such Seller or any of its Affiliates with respect to any such Acquired Asset for any Post-Closing Tax Period net of any Tax benefits realized by such Seller or any of its Affiliates as an actual reduction of cash Taxes otherwise payable with respect to any such Acquired Asset for any Post-Closing Tax Period; provided that the applicable Seller shall promptly (and in any event within ten (10) Business Days) pay to Purchaser the amount of any Tax assets, benefits, refunds or similar items received by such Seller or any of its Affiliates with respect to any such indemnified Taxes for any Post-Closing Tax Period.
(g)Notwithstanding anything in this Agreement to the contrary, the Purchaser may (i) in its sole and absolute discretion, amend or revise Schedule 1.1(c) setting forth the Assigned Contracts, in order to add any Contract to, or eliminate any Contract from, such Schedule, in each case at any time during the period commencing from the date hereof and ending at the date that is two (2) Business Days before the Closing Date (the “Determination Date”); provided, however, that if an Available Contract is subject to a Cure Cost Dispute or other dispute as to the assumption or assignment of such Available Contract that has not been resolved to the mutual satisfaction of the Purchaser and Sellers prior to the Determination Date, then the Determination Date shall be extended (but only with respect to such Available Contract) to no later than the earlier of (A) the date on which such dispute has been resolved to the mutual satisfaction of the Purchaser and the Sellers, (B) forty-five (45) days following the Closing Date, (C) the date on which such Available Contract is deemed rejected by operation of 11 U.S.C. § 365(d)(4), (D) the date on which the Sellers confirm a plan of reorganization or liquidation, and (E) the date on which the Sellers’ Chapter 11 Cases are dismissed (the “Extended Contract Period”). If such Available Contract is not expressly assumed by the Purchaser in writing by the end of such Extended Contract Period, such Available Contract shall be automatically deemed an Excluded Asset. Automatically upon the addition of any Contract to Schedule 1.1(c) or designation of any new Acquired Asset pursuant to the first sentence of this Section 1.5(g), it shall be an Assigned Contract or Acquired Asset, as the case may be, for all purposes of this Agreement. Automatically upon the removal of any Contract from Schedule 1.1(c) or designation of any new Excluded Asset pursuant to the first sentence of this Section 1.5(g) (without limiting Purchaser’s right to redesignate any such Contract or asset as an Acquired Asset), it shall be an Excluded Asset for all purposes of this Agreement, and no liabilities arising thereunder shall be assumed or borne by the Purchaser unless such liability is otherwise specifically assumed pursuant to Section 1.3.
Section 1.6Purchase Price. At the Closing, in consideration for the Acquired Assets, the Purchaser shall, in addition to the assumption of the Assumed Liabilities, (i) Credit Bid and release each Seller from the corresponding portion of the First Lien Notes Claims, in an amount equal to $262,851,000, pursuant to a release letter, in form and substance reasonably acceptable to the Sellers and the Purchaser and (ii) pay an amount equal to $49,152,903, (the “Cash Payment”) to the Parent, as agent for each Seller (and each Seller hereby appoints Parent as its agent for this purpose). The amounts in clauses (i) and (ii) of the immediately preceding sentence, collectively with the assumption by Purchaser of the Assumed Liabilities from Sellers, are referred to herein as the “Purchase Price.” The Cash Payment shall be used as follows: (a) first, to repay or cause to be repaid all indebtedness, liabilities and other obligations outstanding under the DIP Credit Agreement (other than contingent obligations for which a claim has not been made), as contemplated by Section 5.18 (or, if the Purchaser chooses to assume all of the Parent’s right, title, interest, liabilities, duties and obligations in, to and under the DIP Credit Agreement in accordance with clause (ii) of Section 5.18, the Cash Payment shall be reduced by the amount of such liabilities), (b) second, to pay any accrued and unpaid interest on the First Lien Notes through the Closing Date (the “First Lien Notes Interest”), (c) third, subject to Section 5.1(b)(viii), to repay the Retained Professional Fees, Wind-Down Fees and the First Lien AP Professionals Fees and Expenses (each as defined in the DIP Orders) that are accrued and unpaid as of the Closing Date and (d) fourth, any remaining amount of the Cash Payment (the “Cash Remainder”), to satisfy Excluded Liabilities of the Sellers. In addition, each Seller shall use any payments or reimbursements received by such Seller pursuant to this Agreement, and the Excluded Assets of such Seller, if any, to satisfy any remaining Excluded Liabilities of such Seller when due, and then all shares of capital stock or other equity interests of each Seller other than the Parent shall thereafter be canceled for no consideration; provided, that the Cash Remainder shall only be used to pay expenses of a Seller other than the Parent to the extent the Excluded Liabilities of such Seller exceed the sum of (1) the amount of such payments received by such Seller pursuant to this Agreement, (2) the amount of such reimbursements received by such Seller pursuant to this Agreement, and (3) the Excluded Assets of such Seller.
Section 1.7Withholding. Notwithstanding anything to the contrary in this Agreement, the Purchaser and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Except for any amounts that are withheld by reason of the failure to provide the form described in Section 2.2(a)(iv), if the Purchaser reasonably believes that any withholding of Tax is required with respect to any payment under this Agreement, then the Purchaser shall use commercially reasonable efforts to give written notice to the Parent describing the basis for such withholding in reasonable detail at least five (5) Business Days prior to the Closing Date, and the Purchaser shall provide the Parent with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and the Purchaser shall otherwise cooperate with the Parent and take such steps as the entity may reasonably request to reduce or eliminate such withholding obligation to the extent permitted by applicable Law. To the extent that amounts are so deducted and withheld pursuant to this Section 1.7, such deducted and withheld amounts (i) shall be timely remitted by the Purchaser to the applicable Taxing Authority in accordance with applicable Law and (ii) upon such remittance, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.8Purchase Price Allocation. Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Parent a proposed allocation of the Purchase Price (and other amounts treated as additional consideration for U.S. federal income Tax purposes) as of the Closing Date among the Acquired Assets determined on a Seller-by-Seller basis in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (“Purchaser’s Allocation”). If the Parent disagrees with Purchaser’s Allocation, the Parent may, within thirty (30) days after delivery of Purchaser’s Allocation, deliver a notice (the “Parent’s Allocation Notice”) to the Purchaser to such effect, specifying those items as to which the Parent disagrees, the basis for such disagreement, and setting forth the Parent’s proposed allocation of the Purchase Price (and other amounts treated as additional consideration for U.S. federal income Tax purposes) determined on a Seller-by-Seller basis in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If the Parent’s Allocation Notice is duly and timely delivered, the Parent and the Purchaser shall, during the twenty (20) days immediately following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (and other amounts treated as additional consideration for U.S. federal income Tax purposes). If the Parent and the Purchaser are unable to reach such agreement, they shall promptly thereafter engage the Designated Accounting Firm to resolve any remaining disputes. The fees and expenses relating to the work, if any, to be performed by the Designated Accounting Firm in connection with the Allocation shall be borne equally by the Parent and Purchaser. The allocation of the Purchase Price (and other amounts treated as additional consideration for U.S. federal income Tax purposes), as prepared by the Purchaser if no Parent’s Allocation Notice has been given, as adjusted pursuant to any agreement between the Parent and the Purchaser, or as determined by the Designated Accounting Firm in accordance with this Section 1.8 (the “Allocation”), shall be conclusive and binding on the parties absent manifest error. The Allocation shall be adjusted, as necessary, by the Purchaser to reflect any subsequent adjustments to the Purchase Price, any liabilities assumed, and any other amounts treated as consideration for U.S. federal income Tax purposes. Each of the Sellers and Purchaser agree (and agree to cause their respective Affiliates) to prepare and file all relevant U.S. federal, state, local and non-U.S. Tax Returns (including Internal Revenue Service Form 8594) in accordance with the Allocation. None of the Sellers or Purchaser shall (and each of the Sellers and Purchaser shall cause their Affiliates not to) take any position inconsistent with the Allocation on any Tax Return or in connection with any Tax proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state, local or non-U.S. law). In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party in writing of such notice, and the parties shall cooperate in good faith to resolve such dispute. The parties acknowledge that the Allocation is prepared for Tax purposes and is not necessarily indicative of the valuation of each Acquired Asset.
Section 1.9Limitations on Purchaser’s Liability. For the avoidance of doubt, except for amounts deposited at Closing pursuant to Section 2.2(b) (to the extent such amounts are required to be deposited pursuant to this Agreement) or as otherwise expressly provided in this Agreement, Purchaser shall have no liability with respect to the Retained Professional Fees and the Wind-Down Fees.

ARTICLE II

THE CLOSING
Section 2.1Closing. Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, at 10:00 a.m. local time as soon as possible (and in any event within two (2) Business Days) after the conditions set forth in Article VI shall have been satisfied or (if permissible) waived (except for such conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver thereof at the Closing), or at such time, date and place (which may be virtual) as the parties hereto may mutually agree in writing (the date of the Closing being herein referred to as the “Closing Date”). Each Seller and the Purchaser shall use commercially reasonable efforts to consummate the Closing on or prior to September 4, 2020.  Notwithstanding anything to the contrary in this Section 2.1, in no event shall the Closing take place prior to August 31, 2020.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities shall be deemed to have occurred on 11:59 p.m. local time on the Closing Date.
Section 2.2Deliveries at the Closing.
(a)At the Closing, the Sellers shall deliver to the Purchaser:
(i)the bill of sale transferring the Acquired Assets to the Purchaser substantially in the form of Exhibit A attached hereto (the “Bill of Sale”), duly executed by the Sellers;
(ii)the assignment and assumption agreement to be entered into between the Sellers and the Purchaser substantially in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”), duly executed by the Sellers;
(iii)assignments of the Seller Intellectual Property, including the Seller Registered Intellectual Property, substantially in the forms of Exhibit C attached hereto (the “Intellectual Property Assignment Agreements”), duly executed by the Sellers;
(iv)an Internal Revenue Service Form W-9, duly completed and executed by each Seller and dated as of the Closing Date;
(v)the certificate described in Section 6.3(c);
(vi)a quitclaim deed or local equivalent in statutory or customary form for each Deeded Real Property with changes reasonably required by applicable Law to record or register transfer of title in each applicable jurisdiction (each a “Deed”), duly executed by each applicable Seller;

(vii)such other bills of sale, Deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request to vest in Purchaser all of the right, title and interest of Sellers in, to or under any or all of the Acquired Assets, including all Real Property, subject only to Permitted Post-Closing Encumbrances and Assumed Liabilities;
(viii)such ordinary and customary documents (including affidavits, but excluding, for the avoidance of doubt, any non-imputation affidavits) as may be required by a title insurance company to issue owners’ title insurance policies (or “pro formas” or marked up commitments having the same effect of a title insurance policy), in form reasonably acceptable to Seller (including that any such affidavit or similar documentation shall not impart on Seller any continuing liability or indemnification obligations other than, if requested, for the intentional misrepresentation of statements made therein), at Purchaser’s sole election and Purchaser’s sole cost and expense, insuring title to any or all of the Real Property included in the Acquired Assets (in any event, subject to Permitted Post-Closing Encumbrances and Assumed Liabilities); provided, however, that the ability of Purchaser to obtain such owners' title insurance policies, pro formas or commitments (including, without limitation, any extended or affirmative coverage contained therein or any endorsements thereto requested by Purchaser) shall not be a condition to Closing and that nothing in this Section 2.2(a)(viii) shall prohibit any Seller from ceasing operations or winding up its affairs following the Closing; and
(ix)such other documents as Purchaser may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.
(b)At the Closing, the Purchaser shall deliver to the Sellers:
(i)an amount equal to the Cash Remainder, determined in good faith by Sellers in consultation with the Purchaser, by wire transfer of immediately available funds to an account or accounts designated by the Sellers at least two (2) Business Days prior to the Closing;
(ii)subject to Section 5.1(b)(viii) with respect to Retained Professional Fees, an amount determined in good faith by Sellers in consultation with the Purchaser equal to the Retained Professional Fees into the Committee Retained Professional Fees Escrow and Seller Retained Professional Fees Escrow to such account as directed by the applicable escrow agent at least two (2) Business Days prior to Closing, as applicable, for the purpose of paying the Retained Professional Fees in accordance with the Sale Order;
(iii)the Wind-Down Fees into the Wind-Down Fees Escrow to such account as directed by the applicable escrow agent at least two (2) Business Days prior to Closing, for the purpose of paying the Wind-Down Fees;
(iv)the Assignment and Assumption Agreement, duly executed by the Purchaser;
(v)the certificate described in Section 6.2(c);

(vi)the Bill of Sale, duly executed by the Purchaser;
(vii)each Deed, duly executed by the Purchaser to the extent required by applicable Law;
(viii)evidence reasonably satisfactory to the Parent of the Payoff to the extent required under Section 5.18; and
(ix)such other documents as the Sellers may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.
Section 2.3Purchaser Designees. The Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.3, one or more Affiliates of Purchaser to (i) purchase specified Acquired Assets; (ii) assume specified Assumed Liabilities; and/or (iii) employ Transferred Employees, in each case, as of the Closing Date (any Person that shall be properly designated by Purchaser in accordance with this clause, a “Purchaser Designee”); it being understood and agreed, however, that any such right of Purchaser to designate a Purchaser Designee is conditioned upon such Purchaser Designee being able to perform the applicable covenants under this Agreement and, as applicable, any other transaction agreement to which Purchaser is party and demonstrate satisfaction of the requirements of Section 365 of the Bankruptcy Code (to the extent applicable). As soon as reasonably practicable and in no event later than three (3) Business Days prior to the Closing, Purchaser shall make any such designations of Purchaser Designees by way of a written notice to be delivered to the Sellers. No such designation shall relieve Purchaser of any of its obligations hereunder and any breach hereof by a Purchaser Designee shall be deemed a breach by Purchaser. Purchaser and Purchaser Designees shall be jointly and severally liable for any obligations of Purchaser and such Purchaser Designees hereunder. For the avoidance of doubt, and notwithstanding anything to the contrary herein, all Purchaser Designees appointed in accordance with this Section 2.3 shall be included in the definition of “Purchaser” mutatis mutandis for all purposes under this Agreement and all such Purchaser Designees shall be deemed to have made all of the representations and warranties of Purchaser set forth in this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed in (x) the Parent SEC Documents publicly available prior to the date hereof (but excluding any predictive, cautionary or forward looking disclosures contained or referenced under the captions “Risk Factors,” “Forward Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any similar precautionary sections and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward looking in nature) (it being understood that this clause (x) will not apply to any of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.8 or Section 3.27) or (y) the disclosure letter delivered by the Sellers to the Purchaser immediately prior to the execution of this Agreement (the “Seller

Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Seller Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), each of the Sellers jointly and severally represents and warrants to the Purchaser that, as of the date hereof and as of the Closing:

Section 3.1Qualification, Organization, etc. Each Seller is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization and each Seller has all requisite corporate, limited liability or similar power and authority to own, lease and operate its properties and assets and to carry on its business (including the Business) as presently conducted in all material respects. Each Seller is duly qualified or authorized to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified, authorized or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Sellers have made available to the Purchaser a complete, true and correct copy of the organizational documents of each Seller as in effect on the date hereof. None of the Sellers is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).
Section 3.2Ownership. All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Sellers are owned by the Sellers, directly or indirectly, and all of the outstanding capital stock or other voting securities of or other ownership interests in each of the Purchased Entities set forth on Section 3.2 of the Seller Disclosure Letter are owned by the Sellers, directly or indirectly. Section 3.2 of the Seller Disclosure Letter sets forth (i) a true, complete and correct organizational chart of the Sellers and their Subsidiaries, including, for each of the Sellers and Subsidiaries, (x) its name, (y) its jurisdiction of organization and (z) its ownership interest (including type, amount and percentage) by the Sellers, as well as its ownership interest (including type, amount and percentage) by any other Person or Persons and (ii) a true, compete and correct chart of the Purchased Ownership Interests, including, for each Purchased Ownership Interest, (y) its name and (z) its ownership interest (including percentage) by the relevant Seller. Each Subsidiary of the Sellers is directly or indirectly wholly owned by the Sellers. Other than the capital stock or other ownership interests that the Sellers own of their Subsidiaries and the Purchased Entities as set forth on Section 3.2 of the Seller Disclosure Letter, none of the Sellers own, directly or indirectly, any capital stock or other ownership interests of any other Person. None of the Sellers or their Subsidiaries is obligated to make any investment in or capital contribution to any Person. There are no restrictions on the Sellers’ ability to transfer Sellers’ ownership in the Purchased Entities to Purchaser at Closing free and clear of all Encumbrances (other than restrictions on transfers in the applicable organizational documents which cannot be discharged by the Sale Order).
Section 3.3Authority of the Sellers. Each Seller has, subject to the entry and effectiveness of the Sale Order, all requisite corporate or limited liability company power and authority necessary to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Documents to which each such Seller is a party and to consummate the transactions contemplated hereby and thereby. Subject to the entry and effectiveness of the Sale Order, the execution, delivery and performance of this Agreement and such Ancillary Documents by each Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate (or equivalent) action of such Seller, including with respect to the Parent, by the Board of Directors of Parent, and no other corporate proceedings (pursuant to any Seller’s organizational documents or otherwise) on the part of any Seller is necessary to authorize the consummation of, and to consummate, the transactions contemplated hereby and thereby. Subject to the entry and effectiveness of the Sale Order, this Agreement and each such Ancillary Document has been, or at or prior to Closing (as the case may be) will be, duly and validly executed and delivered by each Seller, and, assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Document by the parties hereto and thereto, as applicable, constitute a legal, valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting creditors’ rights generally now or hereafter in effect and to general equitable principles (collectively, the “Enforceability Limitations”).

Section 3.4Consents and Approvals. Subject to the entry and effectiveness of the Sale Order and except (i) as required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) for notices, filings and consents required in connection with the Chapter 11 Cases, including the requirements of the Bidding Procedures Order, no notice, consent, approval, permit or authorization of, or declaration, filing or registration with, any Governmental Entity or any third party is necessary or required to be made or obtained by any Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which a Seller is a party and the consummation of the transactions contemplated hereby and thereby, except for such notices, consents, approvals, permits, authorizations, declarations, filings or registrations, which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.5No Violations. Neither the execution, delivery or performance of this Agreement and the Ancillary Documents by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby or thereby nor, after giving effect to the Sale Order and the Bidding Procedures Order, compliance by it with any of the provisions hereof or thereof, do or will (a) conflict with or result in any violation or breach of any provisions of the certificate of incorporation, bylaws or other organizational documents of any Seller, (b) with or without notice or lapse of time or both, conflict with or result in any breach or violation of or constitute a default or change of control under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any (i) Contract to which any Seller is a party or by or to which any of their respective properties, rights or assets are bound or subject or (ii) license, Permit, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Entity, (c) result in the creation or imposition of any Encumbrance on any Acquired Asset other than (x) with respect to the execution and delivery of this Agreement, Permitted Pre-Closing Encumbrances and (y) with respect to the execution and delivery of the Ancillary Documents and with respect to the performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, the Permitted Post-Closing Encumbrances, in each case, on any properties, rights or assets of the Sellers or (d) conflict with or violate any Order or Law applicable to any Seller or their respective properties, rights or assets except in the case of the foregoing clauses (b) and (c), for breaches, violations, defaults, rights, creations or impositions that (y) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (z) are excused by or unenforceable as a result of the entry or effectiveness of the Sale Order.

Section 3.6Financial Statements. The Sellers have made available to the Purchaser copies of the audited consolidated balance sheet and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of the Parent and its consolidated Subsidiaries as of and for the fiscal years ended December 29, 2019 and December 30, 2018, respectively (collectively the “Audited Financial Statements”). Subject to the notes thereto, the Audited Financial Statements were prepared, in all material respects, in accordance with GAAP consistently applied in accordance with the Parent’s accounting policies and past practices throughout the periods indicated. The Sellers have made available to Purchaser unaudited consolidated balance sheets for the Parent and its Subsidiaries as of May 31, 2020 and the related condensed consolidated statements of operations, stockholder’s equity (deficit) and cash flows for the five (5)-month period ending May 31, 2020 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied except for the absence of footnotes and customary year-end adjustments. The Audited Financial Statements and the Unaudited Financial Statements (together the “Financial Statements”) (i) were prepared based on the books and records of the Sellers and (ii) fairly present in all material respects the financial position of the Sellers at and as of the dates specified and the results of their operations for the period covered, subject to customary year-end adjustments. The copies of the Financial Statements made available to the Purchaser are true, correct and complete copies of such Financial Statements and present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity (deficit) and cash flows of the Parent and the consolidated Parent Subsidiaries as of the respective dates and for the respective periods referred to in the Financial Statements.
Section 3.7Title to Property; Sufficiency of Assets.
(a)The Sellers have good and marketable title to, or, in the case of property leased or licensed by the Sellers, a valid leasehold interest in or all rights to use, all of the Acquired Assets (other than the Real Property), free and clear of all Encumbrances other than Permitted Pre-Closing Encumbrances. Upon the entry and effectiveness of the Sale Order, and, with respect to certain of the Deeded Real Property, subject to the Sale Contracts, the Sellers will have the power and right to sell, assign, transfer, convey and deliver, as the case may be, to the Purchaser the Acquired Assets, and at the Closing, the Sellers will sell, assign, transfer, convey and deliver to the Purchaser good title to, or, in the case of tangible personal property leased by the Sellers, a valid leasehold interest in, the Acquired Assets, free and clear of all Encumbrances other than Permitted Post-Closing Encumbrances.

(b)The Acquired Assets (i) constitute substantially all of the assets used or held for use by the Sellers in connection with or otherwise related to the Business, other than the Excluded Assets; (ii) will permit the Purchaser to conduct the Business substantially as it is being conducted on the date hereof, except as a result of any assets being Excluded Assets; (iii) are in adequate working order and are suitable for the uses for which they are intended; and (iv) to the Knowledge of the Sellers, will permit the Purchaser to comply as of the Closing Date in all material respects with all Laws, Permits and Orders applicable as of the Closing Date to the Business and the ownership and use of the Acquired Assets.
Section 3.8Absence of Certain Changes.
(a)Except to the extent arising out of or relating to the Chapter 11 Cases, this Agreement or the transactions contemplated hereby, from the Petition Date through the date hereof: (i) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) none of the Sellers has taken any action that, if taken after the date hereof, would constitute a material breach of, or require the consent of the Purchaser under, Section 5.1.
(b)From the Petition Date, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.9Brokers or Finders. Except as set forth on Section 3.9 of the Seller Disclosure Letter, none of the Sellers have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.10Litigation. Except as would not, individually or in the aggregate, have a Material Adverse Effect, and except for the Chapter 11 Cases, there are no Actions, Claim or Orders pending, outstanding or, to the Knowledge of the Sellers, threatened against the Business or the Sellers or any of their respective properties, rights or assets, whether at law or in equity or whether civil or criminal in nature, and there are no orders, judgments or decrees of or settlement agreements, by or before any arbitrator or Governmental Entity. To the Knowledge of the Sellers, there are no investigations relating to the Business pending or threatened in writing by or before any arbitrator or any Governmental Entity, which would reasonably be expected to be material to the Business or the Acquired Assets, taken as a whole.
Section 3.11Intellectual Property.
(a)Section 3.11(a) of the Seller Disclosure Letter sets forth the (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and (iii) registered domain names, in each case ((i)-(iii)), that are owned as of the date hereof by a Seller. All of the Seller Registered Intellectual Property is subsisting and, all such Seller Registered Intellectual Property (for clarity, excluding any applications for registration) are valid and enforceable.

(b)The Seller Intellectual Property constitutes all of the Intellectual Property owned by any Seller that is used in the conduct of their business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(c)The operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no Actions currently pending or, to the Knowledge of the Sellers, currently threatened in writing against any Sellers alleging that any Seller is infringing, misappropriating or otherwise violating the Intellectual Property of any such other Person in any material respect.
(d)To the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating any of the Intellectual Property owned by, or any Intellectual Property exclusively licensed to, the Sellers, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect there are no Actions currently pending or threatened in writing by the Sellers alleging that any Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by, or Intellectual Property exclusively licensed to, the Sellers.
(e)Each Seller has taken commercially reasonable measures to maintain the confidentiality of material Trade Secrets that the Sellers intend to maintain as confidential, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(f)To the Knowledge of the Sellers, for the past three (3) years the Sellers have been in compliance in all material respects with applicable Laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by any of the Sellers. As of the date hereof, no claims are pending, or, to the Knowledge of the Sellers as of the date hereof, currently threatened in writing against any of the Sellers alleging a violation of any Person’s privacy or personal information. To the Knowledge of the Sellers, no Person has gained unauthorized access to or made any unauthorized use of any information technology systems or software owned by any of the Sellers or any personal information collected, used, or held for use by any of the Sellers, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Sellers, (i) the consummation of the transactions contemplated hereby and the transfer of the personal information in connection therewith will not violate any privacy policies of the Sellers, and (ii) upon Closing, Purchaser will own and continue to have the right to use all personal information collected, used, or held for use by any of the Sellers on substantially similar terms as Sellers enjoyed immediately prior to the Closing, except, in each case of (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.12Real Property.

(a)Section 3.12(a) of the Seller Disclosure Letter sets forth a true and complete list of each Deeded Real Property. Seller has valid fee simple title to the Deeded Real Property, free and clear of all Encumbrances, other than Permitted Pre-Closing Encumbrances. Other than as set forth on Section 3.12(a) of the Seller Disclosure Letter, none of the Sellers have leased, or otherwise granted the right to use or occupy, any portion of the Owned Real Property to any Person.
(b)Section 3.12(b) of the Seller Disclosure Letter sets forth a true and complete list of the Leased Real Property (as hereinafter defined) which is subject to Leases with a current base rental amount of $15,000 per month or greater. The Leases are in full force and effect, and each Seller has a good and valid leasehold interest in or contractual rights to use or occupy, the real property leased, used or otherwise occupied by each Seller (other than pursuant to a Rejected Lease), as applicable (the “Leased Real Property”) subject to the terms of the applicable Lease, free and clear of all Encumbrances, other than Permitted Pre-Closing Encumbrances.
(c)The Deeded Real Property and the Leased Real Property (together, the “Real Property”) constitute all real property currently used in the Business. To the Knowledge of the Sellers, there are no pending or threatened condemnation, eminent domain or similar proceedings affecting the Real Property.
(d)Except as set forth on Section 3.12(d) of the Seller Disclosure Letter, the Rejected Leases set forth on Section 3.8(a) of the Seller Disclosure Letter are not material to the operations of the Business, the Acquired Assets or the Assumed Liabilities.
Section 3.13Assigned Contracts. Subject to the entry of the Sale Order, each Assigned Contract is in full force and effect and is a valid, binding and enforceable obligation of the applicable Seller party thereto and, to the Knowledge of the Sellers, the other parties thereto, in accordance with its terms and conditions, in each case subject to the Enforceability Limitations. True, complete and correct copies of each Available Contract that are material to the Business have been made available to the Purchaser.
Section 3.14Executory Contracts; Material Contracts. Schedule 1.5(a) sets forth a true, correct and complete list, as of the date hereof, of the Available Contracts. Each Material Contract is in full force and effect and is a valid and binding obligation of each Seller party thereto in accordance with its terms and conditions, in each case except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity and (y) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Upon entry of the Sale Order, other than the payment of Cure Costs (i) none of the Sellers will be in breach or default of its obligations under any Material Contract; (ii) to the Knowledge of the Sellers, no condition exists that with notice or lapse of time or both would or would reasonably be expected to constitute a default by any of the Sellers under any Material Contract; and (iii) to the Knowledge of the Sellers, no other party to any Material Contract is in breach or default thereunder, except in the case of clauses (i), (ii) and (iii) for any breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15Insurance. Section 3.15 of the Seller Disclosure Letter sets forth all insurance policies held by the Sellers covering the property, assets, employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage). Such policies are in full force and effect (subject to periodic renewals thereof). The Sellers have paid all premiums on such policies due and payable prior to the date hereof, or, if not yet due, have properly accrued for such payables. Since the Petition Date, to the Knowledge of the Sellers, the Sellers have not done anything by way of action or inaction that invalidates any such policies in whole or in part.
Section 3.16Affiliate Interests. Other than any Benefit Plan and travel advances entered into the ordinary course of business consistent with past practice, there are no Contracts between any of the Sellers and any Affiliate of any of the Sellers (but not including another Seller or a Subsidiary of a Seller). Other than employment arrangements, compensation benefits and travel advances entered into in the ordinary course of business consistent with past practice, and other than arrangements or relationships that would not be required to be disclosed in the Parent SEC Documents filed pursuant to Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), to the Knowledge of the Sellers, no such Affiliate of any of the Sellers controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, other than through the ownership of any publicly traded entity, (i) any Person which does business with any Seller or is competitive with the Business in any material respect, or (ii) any material property, asset or right which is used by any of the Sellers. There exists no Indebtedness of any such Affiliate to any Seller, nor any Indebtedness of any Seller to any such Affiliate of any of the Sellers.
Section 3.17Bank Accounts. Section 3.17 of the Seller Disclosure Letter sets forth a complete list of all bank accounts and lockboxes (including any deposit accounts, securities accounts and any sub-accounts) of the Sellers. The Sellers own all right, title and interest in and to such bank accounts and lockboxes free and clear of all Encumbrances (other than Permitted Pre-Closing Encumbrances).
Section 3.18Undue Influence. In connection with the operation of the Business, none of the Sellers or, to the Knowledge of the Sellers, any director, officer, agent, employee or Affiliate of any of the Sellers, has taken any action, directly or indirectly, with respect to the Business that would result in a violation of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”). The Sellers, and, to the Knowledge of the Sellers, their Affiliates, have conducted the Business in compliance with the FCPA in all material respects and maintain procedures which are reasonably expected to ensure compliance therewith.
Section 3.19Compliance with Laws; Permits.
(a)The Sellers are in possession of all franchises, grants, authorizations, business licenses, permits, consents, waivers, filings, accreditations, certifications, certificates of occupancy, easements, rights of way, notifications, exemptions, approvals, registrations, clearances and orders, together with all modifications, renewals, amendments, supplements and extensions thereof and applications therefor, of or from any Governmental Entity or pursuant to any applicable Law (the “Permits”) necessary for the operation and conduct of the Business or the Acquired Assets in compliance with Law, except where the failure to have any of the Permits has not been and would not reasonably be expected to be, individually or in the aggregate, material to the operation of the Business or the Acquired Assets. The Permits set forth on Section 3.19(a) of the Seller Disclosure Letter are all of the Permits held by the Sellers with respect to the current operation and conduct of the Business and the Acquired Assets, the absence of which would be reasonably expected to adversely affect the operation of the Business or the Acquired Assets from and after the Closing.
(b)Except as would not reasonably be expected to be material to the Business or the Acquired Assets, the Sellers have conducted the Business for the past three (3) years and currently own and operate the Acquired Assets in accordance, with all Laws, Orders and Permits applicable to Sellers and the Acquired Assets during such period, and the Business is in compliance with all applicable Laws, Orders and Permits (including any anti-bribery legal requirements) and has obtained all approvals necessary for owning and operating its assets and has made all necessary filings with all Governmental Entities having jurisdiction necessary for owning and operating its assets.
(c)Except as would not be material to the Business or the Acquired Assets none of the Sellers, nor to the Knowledge of the Sellers, any of their Representatives have received within the past three (3) years any written notice or other communication from a Governmental Entity that alleges that the Business is not in compliance with any Law, Order or Permit applicable to the Business or the operations or properties of the Business or the Acquired Assets or that threatens or states the intention on the part of any issuing authority to revoke, cancel, suspend or modify any Permit necessary for the current operation and conduct of the Business and the Acquired Assets (except with respect to regular periodic expirations and renewals thereof). Except as would not be material to the Business or the Acquired Assets: (i) no Seller has had any Permits that are necessary for the operation and conduct of the Business and the Acquired Assets appealed, denied, revoked, restricted or suspended during the past three (3) years; and (ii) no Seller is currently a party to any proceedings involving the possible appeal, denial, revocation, restriction or suspension of any Permits that are necessary for the current operation and conduct of the Business and the Acquired Assets or any of the privileges granted thereunder (except where the obligation to hold such a Permit is being contested in good faith by appropriate proceedings diligently conducted or is excused by the Bankruptcy Code).
(d)Subject to the entry of the Sale Order, the Sellers have complied in all material respects with all requirements of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Acquired Assets (including the assumption and assignment to the Purchaser of any Assigned Contracts) to the Purchaser pursuant to this Agreement.
Section 3.20Employee Benefit Matters.
(a)Section 3.20(a) of the Seller Disclosure Letter sets forth a complete and correct list of each Assumed Benefit Plan. Correct and complete copies of the following documents, with respect to each of the Assumed Benefit Plans, as applicable, have been made available to the Purchaser: (i) any plan documents, and all material amendments thereto, (ii) the most recent Forms 5500 and (iii) the most recent summary plan descriptions (including letters or other documents updating such descriptions).
(b)Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each Assumed Benefit Plan has been administered in accordance with its terms and in compliance with applicable Law; (ii) all contributions and payments required to be made by the Sellers to any Assumed Benefit Plan have been paid when due; and (iii) no Action (other than routine claims for benefits) is currently pending or, to the Knowledge of the Sellers, is currently threatened, against or with respect to any Assumed Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.
(c)None of the Assumed Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law.
(d)No Assumed Benefit Plan is (i) subject to Title IV of ERISA or (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).
(e)Each Assumed Benefit Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Sellers, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the IRC.
(f)The consummation of the Acquisition, whether alone or in combination with any other event, will not (i) entitle any current or former employee of the Sellers or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits) under any Assumed Benefit Plan; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such current or former employee under any Assumed Benefit Plan.
Section 3.21Labor Matters.
(a)Except as set forth on Section 3.21(a) of the Seller Disclosure Letter, no Seller is a party to, or bound by, any agreement with respect to its employees with any labor union or any other employee organization, group or association organized for purposes of collective bargaining. Except as set forth on Section 3.21(a) of the Seller Disclosure Letter, no employees of the Sellers are represented by any labor union or any other employee organization, group or association organized for purposes of collective bargaining with respect to their employment with the Sellers. As of the date hereof, there is no pending or, to the Knowledge of the Sellers, threatened labor strike, slowdown, lockout or work stoppage involving the Sellers or any of their respective employees, which would, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, the Sellers are not the subject of any material proceeding that seeks to compel the Sellers to bargain with any labor union or labor organization.
(b)As of the date hereof, the Sellers are not the subject of any material proceeding that asserts that any Seller has committed an unfair labor practice with respect any employees of the Sellers.

(c)The Sellers are in material compliance with all labor Laws with respect to all current and former employees and service providers of the Sellers, and no current or former employee or service provider of the Sellers has been improperly included in or excluded from any Benefit Plan.
(d)Each Seller is and, during the preceding ninety (90) days, has been, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law relating to plant closings or mass layoffs (the “WARN Act”).
(e)To the Knowledge of the Sellers, no Seller is party to a settlement agreement with a current or former officer, employee or independent contractor of the Sellers that involves allegations relating to sexual harassment by either (i) an officer of the Sellers or (ii) an employee of the Sellers at the level of Vice President or above. To the Knowledge of the Sellers, no material allegations of sexual harassment are pending against (i) any officer of the Sellers or (ii) an employee of the Sellers at a level of Vice President or above.
(f)Section 3.21(f) of the Seller Disclosure Letter sets forth a true, correct and complete redacted list of each employee of the Sellers, including date of hire, position, wage rate, bonus amount, location, and classification as exempt vs. non-exempt as well as the date of any approved leave and the estimated return date from such approved leave.
Section 3.22Environmental Matters.
(a)Except for matters that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Acquired Assets:
(i)the Sellers’ operation of the Business, and the Real Property related thereto, have complied during the previous three (3) years and are in compliance with all Environmental Laws;
(ii)Sellers have not received any written notice, written report or other written information from any Person alleging any pending or, to the Knowledge of the Sellers, threatened violation, non-compliance, liability or potential liability under Environmental Laws with regard to any of the Real Property or the Business, or any prior business for which the Sellers have retained, assumed or otherwise become subject to liability, including under any Contract or Environmental Law, nor have the Sellers received written notice of, nor do the Sellers have, any pending or, to Knowledge of the Sellers, threatened claims alleging any violations of Environmental Law with regard to any of the Real Property or the Business, or any prior business for which the Sellers have retained, assumed or otherwise become subject to liability, including under any Contract or Environmental Law;
(iii)to the Knowledge of the Sellers, the Real Property does not contain any Hazardous Substances in amounts or concentrations which (a) constitute a violation of, or (b) would give rise to material liability, including liability for response costs, corrective action costs, personal injury, property damage or natural resources damage, under, any Environmental Law;

(iv)to Knowledge of the Sellers, no Seller or any other Person, has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or discharged any Hazardous Substances except as authorized by Environmental Permits, or owned or operated any property or facility contaminated by any Hazardous Substances, in each case as has given or could reasonably be expected to give rise to material liability, including liability for response costs, corrective action costs, personal injury, property damage or natural resources damage, with respect to the Acquired Assets or the Business, under any Environmental Law;
(v)no Action is pending or, to Knowledge of the Sellers, threatened under any Environmental Law against the Sellers or with respect to the Acquired Assets, including the Real Property, or the Business, nor are there any Orders outstanding under any Environmental Law with respect to the Acquired Assets, including the Real Property or the Business;
(vi)the Sellers (a) hold, maintain and are in compliance with all material Environmental Permits required for the Business, any of their operations, or required for their ownership, operation or use of the Real Property; (b) are, and have been for the past three years, in compliance with all Environmental Permits, in all material respects; and (c) have not received any written notice that the Environmental Permits will not be renewed;
(vii)the Sellers have made available copies of all material environmental or employee health and safety assessments, audits (including compliance audits) and evaluations within their possession or under their reasonable control which have been completed within the past three (3) years;
(viii)to the Knowledge of the Sellers, there are no underground storage tanks, transformers or other equipment containing PCBs, underground injection wells, non-naturally occurring radioactive materials or septic tanks or waste disposal pits (to the extent such tanks or pits constitute Acquired Assets) associated with or located on the Acquired Assets or the Business, in each case as would reasonably be expected to give rise to liability under Environmental Laws; and
(ix)to the Knowledge of the Sellers, neither the execution of this Agreement and the Ancillary Documents nor consummation of the transactions contemplated hereby and thereby shall trigger any investigation or remediation obligations pursuant to Environmental Laws, which reasonably would be expected, individually or in the aggregate, to result in material Environmental Liability.
Section 3.23Taxes.
(a)The Parent and its Affiliates have timely filed all income Tax and other material Tax Returns required to be filed (taking into account requests for extensions to file such Tax Returns) with respect to the Acquired Assets and the Business, and have timely paid all material amount of Taxes due and owing with respect to the Acquired Assets and the Business whether or not included in any Tax Return for all periods through and including the date of this

Agreement. All such Tax Returns were true, correct, and complete in all material respects as they related to the Acquired Assets or the Business.
(b)No deficiencies for any material Taxes with respect to the Acquired Assets or the Business have been proposed, asserted or assessed in writing against the Parent and its Affiliates that are still pending and there are no material current disputes related to the Acquired Assets or the Business with any Taxing Authority.
(c)There is no pending material Action by any Taxing Authority with respect to Taxes with respect to the Acquired Assets or the Business and no such Action has been threatened in writing.
(d)No written claim has been made by a Taxing Authority in a jurisdiction where the Parent or any of its Affiliates does not file Tax Returns that any such entity is subject to taxation in that jurisdiction with respect to the Acquired Assets or the Business.
(e)There is no waiver currently in effect relating to any statute of limitations with respect to the Acquired Assets or the Business with respect to any Taxes.
(f)There are no tax liens upon any Acquired Assets or the Business other than Permitted Pre-Closing Encumbrances.
(g)The Parent and each of its Affiliates has complied in all material respects with its withholding obligations for all Taxes required to have been withheld and paid with respect to the Acquired Assets or the Business in connection with amounts owing to any employee, or independent contractor associated with the Acquired Assets or the Business and has paid all material payroll and similar Taxes required to have been paid by the Parent and its Affiliates with respect to any employee, or independent contractor associated with the Acquired Assets or the Business.
Section 3.24Customers and Suppliers. Section 3.24 of the Seller Disclosure Letter lists, as of the date of this Agreement, each of the top 20 customers and suppliers of the Business based on revenue and expenditures during the 2019 fiscal year and the five (5) month period ended May, 31, 2020 (each, a “Material Customer” or “Material Supplier”, as applicable.).  Since January 1, 2018, no Material Customer or Material Supplier has terminated, cancelled, materially decreased the volume or materially reduced its business, and (i) for suppliers, materially increased the pricing, or materially altered other terms of its business with any of the Sellers in respect of the Business, or, to the Knowledge of the Sellers, indicated an intention to terminate, cancel, materially reduce its business, materially increase its pricing, or materially alter other terms of its business with any of the Sellers in respect of the Business, as applicable and (ii) for customers, materially altered other terms of its business with any of the Sellers in respect of the Business, or, to the Knowledge of the Sellers, indicated an intention to terminate, cancel, materially reduce the volume, materially reduce its business or materially alter other terms of its business with any of the Sellers in respect of the Business.
Section 3.25Inventory. All Inventory included in the Acquired Assets consists of a quantity and quality that is in all material respects usable and salable in the ordinary course of business consistent with past practice, subject only to the reserves for Inventory write-downs or unmarketable, obsolete, defective or damaged Inventory included in the latest balance sheet included in the Financial Statements.

Section 3.26Parent SEC Documents. Parent has filed or furnished with the SEC all of the Parent SEC Documents it has been required to file or furnish since January 1, 2017. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable. None of the Parent SEC Documents filed under the Exchange Act as of their filing dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. None of the Parent SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading at the time such Parent SEC Documents became effective under the Securities Act.
Section 3.27Qualifying Cash Proposal. Since June 30, 2020, neither Sellers nor Parent have received any written proposal or written offer from a Qualified Bidder (as defined in the Bidding Procedures) relating to the acquisition of any assets of the Business that are Acquired Assets (including any acquisition structured as a merger, consolidation, or share exchange) which provides for an aggregate amount of cash consideration of no less than $315,000,000 (a “Qualifying Cash Proposal”).
Section 3.28No Other Representations. Except for the representations and warranties contained in Article IV, each of the Sellers acknowledges that it (a) has had an opportunity to conduct any and all due diligence with respect to the Purchaser and any of their respective Subsidiaries in connection with the transactions contemplated hereby, (b) has relied solely upon its own independent review, investigation, and/or inspection of any documents in connection with the transactions contemplated hereby, and (c) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of law, or otherwise regarding the Purchaser or any of its Subsidiaries or with respect to any other information provided or made available to such Seller in connection with the transactions contemplated hereby, or the completeness of any information provided in connection therewith.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as disclosed in the disclosure letter delivered by the Purchaser to the Sellers immediately prior to the execution of this Agreement (the “Purchaser Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Purchaser Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this

Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Purchaser represents and warrants to the Sellers as follows:

Section 4.1Qualification; Organization. The Purchaser is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations under this Agreement. The Purchaser is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations under this Agreement.
Section 4.2Authority of the Purchaser. The Purchaser has all requisite corporate power and authority necessary to execute and deliver and perform its obligations under this Agreement and each of the Ancillary Documents to which it is a party (subject to entry of the Sale Order). Subject to the entry and effectiveness of the Sale Order, the execution, delivery and performance of this Agreement and such Ancillary Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action of the Purchaser, as applicable, and no other corporate proceedings (pursuant to any of the Purchaser’s organizational documents or otherwise) on the part of the Purchaser is necessary to authorize the consummation of, and to consummate the transactions contemplated hereby and thereby. This Agreement and each such Ancillary Document has been, or at or prior to Closing (as the case may be) will be, duly and validly executed and delivered by the Purchaser to the extent a party thereto, and, assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Document by the parties hereto and thereto, as applicable, constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Limitations.
Section 4.3Consents and Approvals. Subject to the entry and effectiveness of the Sale Order, except as required to comply with the HSR Act, no consent, approval, permit or authorization of, or declaration, filing or registration with, any Governmental Entity is necessary or required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except in connection with or compliance with the HSR Act, except for such consents, approvals, permits, authorizations, declarations, filings or registrations that would not, individually or in the aggregate, materially impair or materially delay the Purchaser’s ability to perform its obligations under this Agreement.
Section 4.4No Violations. Except as described in Sections 3.4 and 4.3, neither the execution, delivery or performance of this Agreement and the Ancillary Documents by the Purchaser to the extent a party thereto nor the consummation by the Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in any violation or breach of any provisions of the certificate of incorporation, bylaws or other organizational documents of the Purchaser, (b) with or without notice or lapse of time or both, conflict with or result in any breach or violation of or constitute a default or change of control under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract to which the Purchaser is a party or by or to which any of its respective properties, rights or assets are bound or subject or (c) conflict with or violate any Order or Law applicable to the Purchaser or its properties, rights or assets, except in the case of the preceding clauses (b) and (c), for breaches, violations, defaults, rights, creations or impositions that would not reasonably be expected to, individually or in the aggregate, materially impair or materially delay the Purchaser’s ability to perform its obligations under this Agreement.

Section 4.5Brokers. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby for which the Sellers are or will become liable, and the Purchaser shall indemnify and hold harmless the Sellers from any claims with respect to any such fees or commissions.
Section 4.6Financing. The Purchaser shall, at the Closing (after giving effect to the Credit Bid), have sufficient funds available to deliver the Purchase Price to the Sellers and consummate the transactions contemplated by this Agreement to the extent payable on the Closing Date, including the timely satisfaction of the Assumed Liabilities.
Section 4.7Investment Purpose. The Purchaser is acquiring the Purchased Ownership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Purchased Ownership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Ownership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.8Acknowledgment by the Purchaser. The Purchaser has conducted such investigations of the Sellers and its Subsidiaries as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the Ancillary Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby. The Purchaser acknowledges that it and its Representatives have been permitted access to the books and records, facilities, equipment, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Sellers, and that it and its Representatives have had an opportunity to meet with the officers and employees of the Sellers to discuss the Business. Neither the Sellers nor any other Person (including any officer, director, member or partner of the Sellers or any of their Affiliates) shall have or be subject to any liability to the Purchaser, or any other Person, resulting from the Purchaser’s use of any information, documents or material made available to the Purchaser in any “data rooms”, management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby or by this Agreement and the Ancillary Documents, except as otherwise expressly set forth in this Agreement or to the extent that such information, documents or material are incorporated by reference into this Agreement or the Seller Disclosure Letter.

ARTICLE V

COVENANTS
Section 5.1Conduct of Business Pending the Closing.
(a)From the date hereof and the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Article VII, except as set forth in Section 5.1(a) of the Seller Disclosure Letter, and except (i) as expressly set forth in this Agreement or any Ancillary Document, (ii) as required by applicable Law (including the Bankruptcy Code), (iii) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) as required by, arising out of, relating to or resulting from the Chapter 11 Cases or otherwise required or approved by any Order of the Bankruptcy Court, the Sellers shall and shall cause their Subsidiaries (including, for the avoidance of doubt, the Purchased Entities to the extent the Sellers have such control) to:
(i)carry on the Business in the ordinary course of business consistent with past practice (including respecting cash management and the collection of receivables and management of and the timing of the payment of payables) and use commercially reasonable efforts to maintain, preserve and protect the Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the ordinary course of business consistent with past practice and to manage any Assumed Liabilities in the ordinary course of business consistent with past practice;
(ii)maintain their books, accounts and records in the ordinary course of business consistent with past practice;
(iii)pay all post-petition Trade Payables and collect all Accounts Receivable after the Petition Date in the ordinary course of business consistent with past practice;
(iv)use commercially reasonable efforts to (A) retain the services of its current executive officers (or their successors) who are in good standing and who are necessary to conduct the Business as it is currently being conducted in all material respects and (B) maintain their relationships with and preserve for the Business the goodwill of their key suppliers and customers in all material respects (it being understood that no increases to any payments or compensation, including any incentive, retention or similar compensation, shall be required in respect of either clause (A) or (B) hereof or other expenditures of funds (other than pursuant to the existing terms of any Contracts) or modification of Contract terms);

(v)(A) comply in all material respects with all Laws applicable to them or having jurisdiction over the Business or any Acquired Asset, (B) comply in all material respects with contractual obligations applicable to or binding upon them pursuant to any Material Contracts (other than those obligations the compliance with which is excused during the Chapter 11 Cases), and (C) maintain in full force and effect all material Permits and comply with the terms of each such Permit (but only to the extent such Permits are necessary for the Business, the Acquired Assets and the Assumed Liabilities in the ordinary course of business consistent with past practice);
(vi)cause any of their current property insurance policies with respect to the Business or any of the Acquired Assets or Assumed Liabilities not to be canceled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement, policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect, to the extent such coverage is reasonably available;
(vii)maintain each Assumed Benefit Plan in accordance with their terms and applicable Law;
(viii)file all material Tax Returns and pay or deposit all material Taxes on a timely basis in the ordinary course of business consistent with past practice;
(ix)maintain, preserve and protect in full force and effect the existence of all material Intellectual Property owned by Sellers and included in the Acquired Assets, except for abandonment of Intellectual Property that is de minimis to the Business in the Sellers’ reasonable business judgment;
(x)pay no less than $6,106,897 of Cure Costs in accordance with the Sellers’ budget; and
(xi)use commercially reasonable efforts not to take or agree to or commit to assist any other Person in taking any action (i) that would reasonably be expected to result in a failure of any of the conditions to the Closing, (ii) that would reasonably be expected to impair the ability of Sellers or Purchaser to consummate the Closing in accordance with the terms hereof or to materially delay such consummation or (iii) that would reasonably be expected to increase the amount of Assumed Liabilities.
(b)From the date hereof and the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Article VII, except as set forth in Section 5.1(b) of the Seller Disclosure Letter, and except (i) as expressly contemplated by this Agreement or any Ancillary Document, (ii) as required by applicable Law (including the Bankruptcy Code), (iii) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) as required by, arising out of, relating to or resulting from the Chapter 11 Cases or otherwise required or approved by any Order of the Bankruptcy Court, the Sellers shall not and shall not permit any of their Subsidiaries (including, for the avoidance of doubt, the Purchased Entities to the extent the Sellers have such control) to:

(i)amend their certificate of incorporation, bylaws or other organizational documents;
(ii)issue or sell any shares of capital stock or equity interests, or options, warrants, calls, subscriptions or other rights or agreements to acquire shares of capital stock or equity interests, or securities convertible into, exchangeable or exercisable for any of the foregoing;
(iii)vote any Purchased Ownership Interests in a manner that would reasonably be expected to be adverse to Purchaser;
(iv)acquire, sell, lease, license, transfer, abandon, allow to lapse or otherwise dispose of any of (a) the Purchased Ownership Interests, (b) any material Acquired Assets, including, for the avoidance of doubt, any Real Property, or the material properties or material assets of any Seller or (c) any other Acquired Assets (other than in the ordinary course of business consistent with past practice, taking into account the Sellers’ status as debtors in possession, including purchases of Inventory in the ordinary course of business consistent with past practice);
(v)declare or pay any dividends or distributions or redeem or repurchase any Purchased Ownership Interests;
(vi)create, permit or allow any Encumbrance (other than Permitted Pre-Closing Encumbrances which will be discharged with no liability to Purchaser or its Affiliates following the Closing) of any of the Acquired Assets, tangible or intangible or remove any material equipment or other material assets (other than Inventory) from the Real Property;
(vii)(A) incur or assume any Indebtedness or capitalized lease obligations or issue any debt securities, except for borrowings under the DIP Credit Agreement or (B) make any loans, advances or capital contributions to, or investments in, any other Person other than loans and advances to employees for travel and business expenses pursuant to a Benefit Plan in the ordinary course of business consistent with past practice;
(viii)make any payments of (a) fees to Professionals retained by the Committee in excess of $11,208,000, (b) fees to Professionals retained by the Sellers in excess of $18,481,000, (c) First Lien AP Professionals Fees and Expenses (each as defined in the DIP Orders) for professionals retained by Chatham and its Affiliates in excess of $7,599,000, and (d) First Lien AP Professionals Fees and Expenses (each as defined in the DIP Orders) for professionals retained by Brigade and its Affiliates in excess of $4,702,000 during the period beginning on the Petition Date and ending on the Closing Date; provided that Sellers shall be permitted to pay an amount (determined in good faith in consultation with the Purchaser) not to exceed $1,900,000 of additional Retained Professional Fees and First Lien AP Professionals Fees and Expenses (each as defined in the DIP Orders);
(ix)change in any material respect their accounting methods, principles or practices other than required by changes in GAAP;

(x)acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than purchases of marketable securities in the ordinary course of business consistent with past practice);
(xi)except for executory contracts and unexpired leases rejected by Sellers with the prior written consent of Purchaser, assume, reject or assign any Available Contract, other than Available Contracts that are deemed rejected by operation of Section 365(d)(4) of the Bankruptcy Code;
(xii)except for (i) executory contracts and unexpired leases rejected by Sellers with the prior written consent of Purchaser and (ii) with respect to any Available Contract (or group of related Available Contracts) with aggregate payments of less than $100,000 in the 2019 calendar year and with expected aggregate payments in the 2020 calendar year of less than $100,000, terminate, modify or amend in any material respect, or waive any material rights or remedies under, any Available Contract, other than due to the expiration of the term or automatic renewals, in each case, in accordance with the terms of any such Available Contract;
(xiii)sell, transfer, license, abandon or permit to lapse any material Seller Intellectual Property;
(xiv)disclose any Trade Secrets to any Person, other than in the ordinary course of business consistent with past practice pursuant to a written confidentiality agreement;
(xv)commence, settle, compromise or waive any Action with respect to the Business, the Acquired Assets or the Assumed Liabilities other than any Action respecting an amount in controversy that does not exceed $25,000;
(xvi)fail to maintain existing insurance policies included in the Acquired Assets or to renew or replace existing insurance policies included in the Acquired Assets following their termination;
(xvii)amend or modify or allow any material Permit to terminate, expire or lapse;
(xviii)terminate, enter into or amend any Assumed Benefit Plan or any collective bargaining agreement;
(xix)(i) other than in an immaterial manner, increase the compensation or benefits (including severance) payable to employees of the Sellers; or (ii) grant or pay any bonus, severance, retention or termination pay, other than pursuant to applicable Assumed Benefit Plans in effect as of the date hereof;
(xx)hire any employees at or above the level of Vice President (other than employees hired to fill vacancies open on the date of this Agreement and for the maximum base compensation amount as set forth on Section 5.1(b)(xx) of the Seller Disclosure Letter));
(xxi)make, change or revoke any material election relating to Taxes, change any annual accounting period for applicable Tax purposes, adopt or change any Tax accounting method, file any material amended Tax Return (other than an amended Tax Return to obtain any federal, state or local Income Tax refund), enter into any closing agreement with respect to material Taxes, settle any claim or assessment with respect to material Taxes, surrender any right to claim a material refund, offset or other reduction in Tax liability, or request or consent to any extension or waiver of the limitation periods applicable to any claim or assessment with respect to material Taxes (other than an extension granted in the ordinary course of business in connection with an extension for the filing of Tax Returns), in each case that adversely affects the Business, the Acquired Assets or the Assumed Liabilities;
(xxii)enter into or renew any Material Contract (other than automatic renewals of Material Contracts in the ordinary course of business consistent with past practice in accordance with the terms thereof as in effect on the date hereof) or modify, amend or waive any right or obtain a modification, amendment or waiver of any obligation or fail to exercise any reserved right under any Material Contract;
(xxiii)enter into any commitment for capital expenditures of the Business in excess of $1,000,000 for all such commitments in the aggregate;
(xxiv)enter into any Contract which would materially restrict the Purchaser from competing in the industry in which the Business operates or in any geographic area;
(xxv)terminate (other than for cause) any employee with a base compensation equal to or greater than $55,000; or
(xxvi)agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Sellers, or the Business prior to the Closing and (ii) prior to the Closing, the Sellers shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the Business and their operations.

Section 5.2Access and Information.
(a)Subject to the Bidding Procedures and applicable Law, from the date hereof and the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Article VII, the Sellers shall (i) afford to the Purchaser and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of the Sellers’ properties, offices, personnel, Permits, Contracts and Books and Records, (ii) furnish as promptly as practicable to the Purchaser all information (financial or otherwise) the Purchaser may reasonably request, (iii) permit Purchaser to make such reasonable inspections of Sellers’ and their Subsidiaries’ books and records and, at Purchaser’s sole cost and expense, copies thereof as Purchaser may require, and (iv) instruct the executive officers and senior business managers, counsel, Representatives, auditors and advisors of Sellers to reasonably cooperate with Purchaser and its Representatives regarding the same in each case, related to the Business, the Acquired Assets or the Assumed Liabilities, for any purpose related to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Sellers shall not be required by this Section 5.2(a) to provide the Purchaser or its Representatives with access to or to disclose information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of Parent (i) is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof, (ii) the disclosure of which would violate applicable Law or (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege; provided, that, in the case of clauses (i) (ii) and (iii) in this sentence above, the parties shall reasonably cooperate in seeking to allow disclosure of such information to the extent doing so would not (in the good faith belief of Parent (after consultation with counsel, which may be in-house counsel)) violate any such applicable Law or confidentiality agreement or cause the loss of such privilege with respect to such information. For the avoidance of doubt, information obtained pursuant to this Section 5.2(a) shall be subject to the Confidentiality Agreement.
(b)From and after the Closing until the latest to occur of (i) three (3) years following the Closing Date (or, if later, the closing of the Chapter 11 Cases), (ii) sixty (60) days following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) with respect to relevant Taxes and Tax Returns, or (iii) the completion of all relevant Tax audits and other Tax proceedings, including any appeals and period for filing any appeals, the Purchaser will provide the Sellers and their Representatives with reasonable access, during normal business hours in a manner so as not to interfere unreasonably with the normal business operations of Purchaser, at Sellers’ sole expense and upon reasonable advance notice, to the Books and Records relating to the Acquired Assets or the Assumed Liabilities with respect to periods or occurrences prior to the Closing for legitimate business purposes relating to the Chapter 11 Cases, the wind-down of the operations of Sellers and their estates, prosecuting or defending legal Actions (other than Actions against Purchaser and its Affiliates which shall be governed by applicable rules of discovery) to which any Seller is a party, insurance claims, Tax payments, Tax Returns or audits (or other Tax proceedings), the functions of any trusts established under a Chapter 11 plan of Sellers or any other successors of Sellers. Unless otherwise consented to in writing by the other party, no party will, for the latest to occur of (x) three (3) years following the Closing Date and (y) sixty (60) days following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) with respect to relevant Taxes and Tax Returns, destroy, alter or otherwise dispose of any of the material Books and Records or Retained Books and Records, as applicable, (other than additional copies thereof) without first offering to surrender to the other party such Books and Records or Retained Books and Records, as applicable, or any portion thereof that the other party may intend to destroy, alter or dispose of. For purposes of this Section 5.2(b), references to “Sellers” shall be construed, where applicable, to include any liquidating trust, plan administrator, or comparable person or body bearing responsibility for the administration and wind-down of the Sellers’ operations, estates and Chapter 11 Cases.

Section 5.3Approvals and Consents; Cooperation; Notification.
(a)Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable after the date hereof and cause the conditions set forth in Article VI to be satisfied, including (i) preparing and filing or otherwise providing, in consultation with the other parties and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents (including any consents to transfer or waivers with respect to the Purchased Ownership Interests), clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated hereby (each such consent, a “Necessary Consent”), and (ii) taking all steps as may be reasonably necessary to obtain all Necessary Consents. In furtherance and not in limitation of the foregoing, each party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Acquisition as promptly as practicable, and in any event within two (2) Business Days after the entry of the Sale Order by the Bankruptcy Court (or such other date as may be mutually agreed by the parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (y) make all other necessary filings as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws. The Purchaser shall have responsibility for the filing fees associated with the HSR filings and each party shall be responsible for any other payment of its own respective costs and expenses incurred by such party (including attorneys’ fees and other legal fees and expenses) associated with the preparation of its portion of any antitrust filings. In furtherance of the foregoing, the Purchaser shall, and the Sellers shall, upon the prior written consent of the Purchaser and subject to any approval of the Bankruptcy Court that may be required, take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including, without limitation, to: (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of any Seller, the Purchaser or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of any Seller, the Purchaser or any Subsidiary of any of the foregoing in any manner, (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of any Seller, the Purchaser or any Subsidiary of any of the foregoing or (D) contest, administratively or in court, any ruling, order, or other action of any Governmental Entity or any other Person with respect to the proposed transaction; provided, that Sellers shall not take any such action without the prior written consent of Purchaser.
(b)Each of the parties hereto shall, in connection with and without limiting the efforts referenced in Section 5.3(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Acquisition under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with the other parties in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other parties and providing the other parties with copies of filings and submissions, (ii) promptly inform the other parties of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other parties of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other parties the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of any of the parties or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that any of the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3(b) as “Outside Counsel Only Material” and materials so designated shall only be provided to each party’s outside counsel.
(c)In connection with and without limiting the foregoing, the Sellers shall, at the Purchaser’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser in endeavoring to obtain third-party consents to any Assigned Contracts that cannot be transferred or assigned effectively without the consent of such third parties (after giving effect to the Sale Order and the Bankruptcy Code). Nothing in this Section 5.3(c) shall require any Seller or any Affiliate thereof to make any expenditure or incur any obligation on its own or on behalf of the Purchaser unless funds in the full amount thereof are advanced to the Sellers in cash.
(d)Each of the Sellers and the Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or with or without notice or lapse of time or both would, cause any condition to the consummation of the transactions contemplated hereby for the benefit of the other party hereto not to be satisfied.
(e)Notwithstanding the foregoing, the obligations of the parties hereto to obtain any consent, approval or waiver from the Bankruptcy Court shall be governed exclusively by Section 5.6, Section 5.7, Section 5.8 and Section 5.9.

Section 5.4Further Assurances. In addition to the provisions of this Agreement, from and after the date hereof, the Sellers and the Purchaser shall use reasonable best efforts to (i) execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, (ii) retitle the Acquired Assets in the name of the Purchaser or the Purchaser Designees and (iii) take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser; provided, that, nothing in this Section 5.4 shall (a) require the Sellers or any of their Affiliates to make any expenditure or incur any obligation on their own or on behalf of the Purchaser (unless funds in the full amount thereof are advanced to the Sellers in cash) or (b) prohibit the Sellers or any of their Affiliates from ceasing operations or winding up its affairs following the Closing. If, following the Closing, any Seller receives or becomes aware that it holds any asset, property or right which constitutes an Acquired Asset, then Sellers shall transfer such asset, property or right to the Purchaser and/or, as applicable, one or more designees of the Purchaser as promptly as practicable for no additional consideration. If, following the Closing, the Purchaser receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then the Purchaser shall transfer such asset, property or right to the Sellers as promptly as practicable for no additional consideration.
Section 5.5Debtors-in-Possession. From the commencement of the Chapter 11 Cases through the Closing, the Sellers shall continue to operate their business as debtors-in-possession pursuant to the Bankruptcy Code.
Section 5.6The Sale Motion. On or prior to the third business day after the signing date, the Sellers shall file a sale motion with the Bankruptcy Court (the “Sale Motion”), in form and substance reasonably acceptable to the Purchaser and the Sellers (and shall thereafter use their commercially reasonable efforts to cause the Bankruptcy Court to enter an Order or Orders granting the relief sought therein, including the Sale Order in substantially the form of Exhibit D and otherwise in form and substance reasonably acceptable to the Purchaser and the Sellers).
Section 5.7Sale Order. The Sale Order shall be substantially in the form attached hereto as Exhibit D or otherwise in form and substance reasonably acceptable to the Purchaser and the Sellers and shall include the following findings of fact, conclusions of Law and ordering provisions; provided, that any modifications to the form of the Sale Order attached hereto as Exhibit D shall require the prior written consent of the Purchaser and the Sellers:
(a)find that the Notice of Sale, and the parties who were served with copies of such Notice of Sale, were in compliance with Sections 102 and 363 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 9014 and any other applicable provision of the Bankruptcy Code, the Bankruptcy Rules, or any local bankruptcy rule governing the sale of assets free and clear of Encumbrances and other interests;
(b)find that all requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the Acquired Assets free and clear of Encumbrances and other applicable interests, other than Permitted Post-Closing Encumbrances, have been satisfied;

(c)find that the Purchaser is a purchaser of the Acquired Assets in “good faith” pursuant to Section 363(m) of the Bankruptcy Code, and the sale is entitled to the protections of Section 363(m) of the Bankruptcy Code;
(d)find that the Purchaser and the Sellers did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;
(e)find that the consideration provided by the Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Acquired Assets;
(f)approve this Agreement, including the Credit Bid pursuant to Section 363(k) of the Bankruptcy Code and the consummation of the sale upon the terms and subject to the conditions of this Agreement;
(g)approve the Framework Agreement and the consummation of the transaction contemplated thereby;
(h)order that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Acquired Assets to the Purchaser and shall vest the Purchaser with title to such assets free and clear of all Encumbrances (except for Assumed Liabilities and Permitted Post-Closing Encumbrances);
(i)(A) authorize the Sellers to assume and assign to the Purchaser each of the Assigned Contracts, and (B) find that, subject to the terms of the Sale Order and provision of adequate assurance of future performance by the Purchaser, as of the Closing Date, the Assigned Contracts will have been duly assigned to the Purchaser in accordance with Section 365 of the Bankruptcy Code;
(j)find that neither the Purchaser nor any of its Affiliates is acquiring any of the Excluded Assets or assuming any of the Excluded Liabilities;
(k)order that the Assigned Contracts will be transferred to, and remain in full force and effect for the benefit of, the Purchaser, notwithstanding any provision in any such contract or any requirement of applicable Law (including those described in Sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits, conditions, restricts or limits in any way such assignment or transfer;
(l)find that the Purchaser has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assigned Contracts;
(m)approve the Release in a manner acceptable to the Releasing Parties;
(n)approve any other agreement to the extent provided by this Agreement;

(o)except as expressly set forth in the Sale Order, enjoin and forever bar the non-debtor party or parties to each Assigned Contract from asserting against the Purchaser or any Affiliate or designee of the Purchaser: (i) any default, action, liability or other cause of action existing as of the date of the Closing, whether asserted or not, and (ii) any objection to the assumption and assignment of such non-debtor party’s Assigned Contract (except to the extent any such objection was sustained by the Order of the Bankruptcy Court);
(p)find that, to the extent permitted by applicable Law, none of the Purchaser nor any Affiliate of the Purchaser nor any designee of the Purchaser is a successor to the Sellers or the bankruptcy estate by reason of any theory of Law or equity, and none of the Purchaser nor any Affiliate of the Purchaser nor any designee of the Purchaser shall assume or in any way be responsible for any liability of the Sellers or the bankruptcy estate, except for the Assumed Liabilities;
(q)provide that the Sellers are authorized to consummate the transactions contemplated by this Agreement and the Ancillary Documents and to comply in all respects with the terms of this Agreement and the Ancillary Documents;
(r)be made expressly binding (based upon language reasonably satisfactory to the Purchaser) upon any trustee or other estate representative in the event of conversion of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code, or upon appointment of a Chapter 11 trustee in the Chapter 11 Cases;
(s)enjoin assertion of any Excluded Liabilities against the Purchaser or any of its Affiliates or any assignees, designees, transferees or successors thereof or against any of the Acquired Assets;
(t)order that each Seller transfer and assign the Acquired Assets of such Seller to the Purchaser or a Purchaser Designee in full or partial satisfaction, as applicable, of the First Lien Notes Claims or guarantees thereof made by the applicable Seller, and in addition, that the Cash Payment be paid to the Parent, as agent for each Seller;
(u)order that, subject to Section 1.6, each Seller use any payments or reimbursements received by such Seller pursuant to this Agreement and any Excluded Assets of such Seller to satisfy any Excluded Liabilities of such Seller, and that the Cash Remainder only be used to pay expenses of a Seller other than the Parent to the extent the Excluded Liabilities of such Seller exceed the sum of (i) the amount of such payments received by such Seller pursuant to this Agreement, (ii) the amount of such reimbursements received by such Seller pursuant to this Agreement, and (iii) the Excluded Assets of such Seller; and
(v)order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedures 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry.
Section 5.8Cooperation with Respect to Bankruptcy Court Approvals. Each party shall take such actions as are reasonably requested by the other parties to assist in obtaining entry by the Bankruptcy Court of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes of, among other things: (a) demonstrating that the Purchaser is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code; and (b) establishing “adequate assurance of future performance” within the meaning of Section 365 of the Bankruptcy Code.

Section 5.9Bankruptcy Court Filings. The Sellers shall consult with the Purchaser concerning the Sale Order, which shall be in form and substance acceptable to the Purchaser and Sellers, in each case in their respective sole discretion, and any other Orders of the Bankruptcy Court relating to the transactions contemplated herein, and the bankruptcy proceedings in connection therewith, and provide the Purchaser with copies of any material applications, pleadings, notices, proposed Orders and other documents to be filed by the Sellers in the Chapter 11 Cases that relate in any way to this Agreement, the Acquisition or the Purchaser at least two (2) Business Days prior to the making of any such filing or submission to the Bankruptcy Court.
Section 5.10Communications with Customers and Suppliers. Prior to the Closing, the Purchaser shall not, and shall cause its Affiliates and instruct its Representatives not to, contact, or engage in any discussions or otherwise communicate with, the Sellers’ customers, suppliers, licensors, licensees and other Persons with which the Sellers have commercial dealings without obtaining the prior written consent of the Sellers (other than any such communication in the ordinary course of business of the Purchaser or its Affiliates without reference to or any purpose relating to the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated by this Agreement), which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.11Employee Matters.
(a)As of the Closing, the Purchaser shall assume the Assumed Benefit Plans and thereafter shall perform or cause to be performed all obligations of the Sellers with respect to each Assumed Benefit Plan in accordance with the terms thereof.
(b)Each of the Sellers’ employees identified on Section 5.11 of the Seller Disclosure Letter, as such list may be updated by mutual agreement between the parties hereto, shall receive an offer of employment from the Purchaser at least fifteen (15) days prior to the anticipated Closing Date, or within five (5) Business Days of the applicable date of hire with respect to any such individual hired by the Sellers within the fifteen (15)-day period prior to the Closing Date. Subject to the provisions of this Section 5.11(b), each offer of employment shall provide for the same position such individual held, a primary work location or territory no more than fifty (50) miles from the location or territory in which the individual primarily worked and substantially the same terms and conditions in the aggregate as provided to such individual by the Sellers as of immediately prior to the Closing and provide that employment with the Purchaser or one of its Affiliates shall commence effective as of the Closing. Each individual who accepts the offer of employment pursuant to this Section 5.11(b) shall be deemed a “Transferred Employee” as of the Closing. For a period of one (1) year following the Closing Date, the Purchaser shall or shall cause one of its Affiliates to provide each Transferred Employee with (i) base salary or wage rates and incentive compensation opportunity (not including equity compensation) that are, in the aggregate, not less than those in effect for each such Transferred Employee immediately prior to the Closing, and (ii) employee benefits, that, in the aggregate, are substantially comparable to those in effect for each such Transferred Employee immediately prior to the Closing. The Sellers shall cease to employ the Transferred Employees immediately prior to the Closing. Notwithstanding anything to the contrary in the foregoing, to the extent that any of the employees identified on Section 5.11 of the Seller Disclosure Letter are represented by a union, the obligation to provide such an offer of employment shall be subject to an agreement with the applicable union representing the applicable Sellers’ employees that no severance obligation will be triggered under the applicable collective bargaining agreement or any existing company policy or status quo obligation with respect to such employees as a result of the transactions contemplated by this Agreement.
(c)The Purchaser shall, or shall cause one of its Affiliates to, use commercially reasonable efforts to provide to each Transferred Employee full credit for such Transferred Employee’s service with the Sellers prior to the Closing for all purposes, including for purposes of eligibility, vesting, benefit accruals and determination of the level of benefits (including vacation and severance (other than defined benefit pension accruals)), under any benefit plan in which such Transferred Employee participates on or following the Closing; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or coverage. The Purchaser shall, or shall cause one of its Affiliates to use commercially reasonable efforts to: (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of the Purchaser or any of its Affiliates to the extent such Transferred Employees were covered under a similar Benefit Plan and (ii) credit each such Transferred Employee with all eligible payments, co-payments and co-insurance paid by such employee under any Benefit Plan prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of the Purchaser or any Affiliate for such year.
(d)Promptly after the Closing Date, the Purchaser’s board of directors shall establish a management equity incentive plan on the terms set forth in Exhibit E, under which 10% of the Purchaser Common Equity as of the Closing Date on a fully-diluted basis will be reserved for grants made from time to time to the directors, officers, and other management and employees of the Purchaser.
(e)On or before the Closing Date, the Sellers shall provide a list of the name and site of employment of any and all employees of the Sellers who have experienced, or will experience, an employment loss or layoff (as defined by the WARN Act) within ninety (90) days prior to the Closing Date. The Sellers shall update this list up to and including the Closing Date. For a period of ninety (90) days after the Closing Date, the Purchaser shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of the Purchaser which, if aggregated with any such conduct on the part of the Sellers prior to the Closing Date, would trigger the WARN Act.
(f)Nothing in this Section 5.11 shall constitute or be construed (i) as an amendment, termination or other modification of any employee benefit or compensation plan or arrangement, or a restriction or other limitation on the right of any party hereto to amend, terminate or otherwise modify any such plans or arrangements, (ii) as a guarantee of employment for any period, or a restriction or other limitation on the right of any party hereto to terminate the employment of any individual at any time, or (iii) to create any third party rights in any Person other than the direct parties to this Agreement, including any current or former service provider of the Sellers (or any beneficiaries or dependents thereof).
(g)The Purchaser shall employ Transferred Employees who are foreign nationals working in the United States in non-immigrant visa status (the “Foreign National Employees”), under terms and conditions such that Purchaser qualifies as a “successor-in-interest” under applicable United States immigration laws effective as of the Closing Date. The Purchaser agrees to assume all immigration-related liabilities and responsibilities under applicable United States immigration laws with respect to such Foreign National Employees.
Section 5.12Payments Received. The Sellers and the Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them or their respective Affiliates, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other party hereto or its Affiliates and will account to the other for all such receipts.
Section 5.13Use of Names and Marks. Promptly following the Closing, the Sellers shall, and shall cause its direct and indirect Subsidiaries to, as promptly as reasonably possible, change their current corporate names (and any other trade names or “d/b/a” names currently utilized by each Seller or its direct or indirect Subsidiaries) and shall not subsequently change its name to or otherwise use or employ any name which includes any of the words set forth on Section 5.13 of the Seller Disclosure Letter without the prior written consent of Purchaser, and each Seller shall cause the names of Sellers in the caption of the Chapter 11 Cases to be changed to the new names of each Seller as provided in the last sentence of this Section 5.13; provided, however, that the Sellers shall be entitled to use and refer to names and marks included in the Acquired Assets in filings with Governmental Entities, for factual or historical reference, references to such names and marks in historical, Tax, and similar records and for any other purposes that do not constitute trademark infringement and are required or not otherwise prohibited by applicable Law, provided that when utilizing such materials, other than in incidental respects, each Seller and each of its direct and indirect Subsidiaries shall use commercially reasonable efforts to indicate its new name and reference its current name (and any other trade names or “d/b/a” names currently utilized by each Seller or its direct Subsidiaries) as “formally known as” or similar designation. From and after the Closing, except as otherwise set forth in this Agreement (including this Section 5.13), each Seller covenants and agrees not to use or otherwise employ any Trademark that is likely to cause confusion with any Trademarks included in the Seller Intellectual Property. Within thirty (30) days following the Closing, Sellers shall file all necessary organizational amendments with the applicable Secretary of State or equivalent Governmental Entity of each Seller’s jurisdiction of formation and in each jurisdiction in which each such Seller is qualified to do business and with the Bankruptcy Court to effectuate the foregoing.
Section 5.14Parent Confidentiality Agreements. Effective at the Closing, the Parent hereby assigns to the Purchaser the rights under the Parent Confidentiality Agreements to enforce the terms thereof against the applicable counterparty; provided, that the Parent retains the right to enforce any provisions thereunder solely to the extent such provisions relate to the Excluded Assets or Excluded Liabilities.

Section 5.15Payroll Liabilities. One (1) Business Day prior to the Closing Date, the Sellers shall deliver to the Purchaser a notice containing the final amount of all payroll liabilities with respect to Transferred Employees that have accrued since the Petition Date in the ordinary course of business consistent with past practice that remain unpaid as of immediately prior to the Closing Date.
Section 5.16Employment Agreements. The parties shall take all actions necessary such that, effective at the Closing, employment agreements shall be entered into between the Purchaser, on the one hand, and each of the individuals listed on Section 5.16 of the Seller Disclosure Letter, on the other hand, on the terms attached hereto as Exhibit F (the “Employment Agreements”).
Section 5.17Financial Obligations.
(a)At or prior to the Closing, the Purchaser shall use commercially reasonable efforts to, at its sole expense, (i) arrange for substitute letters of credit and guarantees to replace the outstanding letters of credit and guarantees entered into by or on behalf of any Seller or any Seller’s Affiliate in connection with or relating to the Business that are set forth on Section 5.17(a) of the Seller Disclosure Letter (except to the extent relating to Excluded Assets or Excluded Liabilities) (such arrangements, the “Guarantees”) or (ii) assume all obligations under each Guarantee, and in the case of each of clause (i) and (ii), obtain from the creditor or other counterparty a full and irrevocable release of each Seller and each Seller’s Affiliate that is liable, directly or indirectly, for reimbursement to the creditor or fulfillment of any liabilities or obligations (of any nature or kind, and whether based in common law or statute or arising under written Contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) to a counterparty in connection with the Guarantees. In the event the counterparty to a Guarantee does not accept such replacement, the Sellers shall cause such Guarantee to remain in place following the Closing; provided, however, the foregoing shall not prohibit the Sellers or any of their Affiliates from ceasing operations or winding up their respective affairs following the Closing. Purchaser further agrees that to the extent any Seller or any Seller’s Affiliate incurs any cost or expense, or is required to make any payment, in connection with such Guarantees that are not so replaced on or after the Closing, Purchaser shall indemnify, defend and hold harmless such Seller and such Seller’s Affiliate against, and reimburse such Seller and such Seller’s Affiliate for, any and all amounts paid, including reasonable, documented out-of-pocket costs or expenses incurred by the Sellers in connection with the applicable counterparty’s enforcement of such Guarantees, and shall in any event promptly and in no event later than five (5) Business Days after written demand therefor from the Parent, reimburse the applicable Seller or Seller’s Affiliate if any Guarantee is called upon and to the extent such Seller or such Seller’s Affiliate makes any payment in respect of any such Guarantee.
Section 5.18DIP Facility. Prior to the Closing, the Sellers shall have borrowed no less than $8,535,000 under the DIP Credit Agreement such that as of immediately prior to

Closing, the outstanding indebtedness under the DIP Credit Agreement is no less than $8,535,000. At the Closing, the Purchaser shall, at the Purchaser’s option, either:  (i) (w) repay or cause to be repaid all indebtedness, liabilities and other obligations outstanding under the DIP Credit Agreement (other than contingent obligations for which a claim has not been made) pursuant to Section 1.6, (x) terminate or cause to be terminated all commitments of the lenders to lend under the DIP Credit Agreement, (y) replace, cash collateralize or otherwise backstop (in each case in a manner reasonably acceptable to the applicable letter of credit issuer) any outstanding letters of credit issued under the DIP Credit Agreement and (z) terminate or release, or cause to be terminated and released, any and all guarantees of, and liens securing, the indebtedness, liabilities and obligations under the DIP Credit Agreement, including obtaining customary payoff letters and causing the filing of any UCC-3 termination statements, mortgage releases, intellectual property security agreement releases, control agreement terminations or similar documents evidencing termination or release of such indebtedness and liens (and in connection with the foregoing, each Seller shall use its reasonable best efforts to cooperate with the Purchaser to cause to be terminated and released any and all guarantees of, and liens securing, such indebtedness, liabilities and obligations outstanding under the DIP Credit Agreement and the applicable Sellers shall promptly, and in any case, prior to the Closing Date, execute any payoff letter or other agreements or instruments evidencing such termination at the reasonable request of Purchaser (provided that, the effectiveness of such agreements or instruments may be contingent on the Closing)) (items (w)-(z) collectively, the “Payoff”); or (ii) (x) assume all of the Parent’s right, title, interest, liabilities, duties and obligations in, to and under the DIP Credit Agreement and the other “Loan Documents” (as defined in the DIP Credit Agreement) and covenant to perform all of the Parent’s agreements, obligations and covenants as “Borrower” thereunder (collectively, the “Assumption”) and (y) cause the DIP Credit Agreement (and each applicable Loan Document) to be modified, amended or amended and restated in form and substance reasonably satisfactory to the Parent in order to (1) permit the consummation of the Acquisition pursuant to this Agreement and each of the transactions contemplated by this Agreement, and (2) consummate the Assumption.

Section 5.19New First and 1.5 Lien Debt. Effective as of the Closing, consistent in all respects with the terms of the Framework Agreement: (A) the Purchaser shall issue the New 1.5 Lien Notes to Chatham (or Affiliates thereof), in their capacity as holders for First Lien Notes Claims, in an amount equal to the principal amount First Lien Notes Claims held by Chatham (or Affiliates thereof), plus the applicable original issue discount amount; (B) the Purchaser shall have entered into the New First Lien Term Loan Facility and shall be deemed to have borrowed the New First Lien Term Loans from all holders of First Lien Notes Claims (excluding Chatham (and its Affiliates) in an amount equal to the principal amount of First Lien Notes Claims held by such holders of the First Lien Notes Claims; and (C) the Sellers (or the Purchaser as directed by the Sellers) shall pay in cash in an amount equal to the First Lien Notes Interest to the First Lien Notes Trustee for distribution to the holders of First Lien Notes Claims. The Purchaser will use reasonable best efforts to, and the Sellers will use reasonable best efforts to cooperate with the Purchaser to, enter into each of the New 1.5L Indenture and the New First Lien Term Loan Facility in accordance with the Framework Agreement and satisfy all conditions precedent to the effectiveness of such documents.
Section 5.20Releases.

(a)Effective as of the Closing Date, and subject to entry of the Sale Order, each of Chatham (solely in its capacity as holder of First Lien Notes), the Purchaser and the Sellers (each of the foregoing on their own behalf and on behalf of each of their Affiliates, officers, directors, Subsidiaries, employees, representatives, partners, managers and other agents, a “Releasing Party”) hereby agrees to irrevocably and unconditionally release and forever discharge to the fullest extent permitted by Law each other Releasing Party and each Releasing Party’s Affiliates, funds, current and former officers, managers, directors, equity holders, predecessors, successors, assigns, Subsidiaries, and each of their current and former officers, managers, directors, equity holders, principals, members, employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such (each, a “Released Party”) of and from all Actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether known or unknown, whether in law or equity which such Releasing Party may have against each Released Party, now or in the future, in each case in respect of any cause, matter or thing based on or relating to, or in any manner arising from, in whole or in part, the Sellers (including the management, ownership, or operation thereof), the Sellers’ restructuring efforts, the formulation, preparation, dissemination, negotiation of this Agreement and the Ancillary Documents, the First Lien Notes Documents, the Chapter 11 Cases, the implementation of the transactions contemplated by this Agreement and the Ancillary Documents, the Credit Bid, any Prior Event, and any other act or omissions, transaction, agreement, event or other occurrence taking place on or before the Closing related to the foregoing (collectively, the “Released Claims”); provided, that the term “Released Party” shall not include any director of the Sellers nor any officer, manager or employee of the Sellers that is not a Transferred Employee. Each Released Party shall be an intended third-party beneficiary of this Agreement with respect to this Section 5.20. The provisions substantially in the form of this Section 5.20 shall be reflected in the Sale Order in a manner acceptable to each Releasing Party and to the extent there exists any discrepancy between the release provided in the Sale Order and this Section 5.20, the Sale Order shall control.
(b)To the extent that, notwithstanding the New York choice of law provisions in this Agreement, California law is deemed to apply to the release and indemnification provisions set forth herein, the Releasing Parties each warrant, represent and agree that they are fully aware of California Civil Code Section 1542, which provides as follows:

SECTION 1542. GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasing Parties each hereby knowingly and voluntarily waive and relinquish the provisions, rights and benefits of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of any other jurisdiction that may be applicable herein, and any rights they may have to invoke the provisions of any such law now or in the future with respect to the Released Claims, and such Releasing Parties hereby agree and acknowledge that this is an essential term of the releases set forth herein.  In connection with such releases, the Releasing Parties acknowledge that they are aware that they or their attorneys or others may hereafter discover claims or facts presently unknown or unsuspected in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims.  Nevertheless, it is the intention of the Releasing Parties in executing this Agreement to fully, finally, and forever settle and release all matters and all claims relating thereto, which exist, hereafter may exist or might have existed (whether or not previously or currently asserted in any action) constituting Released Claims.

Section 5.21No Successor Liability. The parties intend that, except where expressly prohibited under applicable Law, upon the Closing, the Purchaser shall not be deemed to: (i) be the successor or successor employer to any of the Sellers, including with respect to any Environmental Liabilities ,(ii) have, de facto, or otherwise, merged with or into the Sellers, (iii) have any common law successor liability in relation to any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), including with respect to withdrawal liability or contribution obligations or with respect to any Environmental Liabilities, (iv) be a mere continuation or substantial continuation of the Sellers or the enterprise(s) of the Sellers, or (v) be liable for any acts or omissions of the Sellers in the conduct of the Business or operation or administration of the Benefit Plans or arising under or related to the Acquired Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the parties intend that the Purchaser shall not be liable for any Encumbrances (other than Assumed Liabilities and Permitted Post-Closing Encumbrances) against any Seller or any of its predecessors or Affiliates, and the Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the operation or administration of the Benefit Plans, the Acquired Assets or any Liabilities of any Seller arising prior to the Closing Date. The parties agree that the provisions substantially in the form of this Section 5.21 shall be reflected in the Sale Order.
Section 5.22Notice of Developments. Each of the Parent and the Purchaser shall promptly notify the other party in writing after becoming aware of, and furnish the other party any information it may reasonably request with respect to, any event that would reasonably be expected to cause any of the conditions set forth in Article VI not to be fulfilled on or prior to the Outside Date or upon the Sellers becoming aware of any material breach of the representations and warranties set forth in Article III, with respect to notice by the Parent, and Article IV, with respect to notice by the Purchaser.
Section 5.23Transition of Business. From and after the date of this Agreement until the Closing Date or earlier termination of this Agreement, Sellers shall use commercially reasonable efforts to assist Purchaser in accomplishing a smooth transition of the Business from Sellers to Purchaser, including, holding discussions with respect to personnel policies and procedures, and other operational matters relating to the Business.
Section 5.24Casualty Loss. Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, all or any portion of the Acquired Assets is condemned or taken by eminent domain, or is damaged or destroyed by fire, flood or other casualty, Sellers shall notify Purchaser promptly in writing of such fact, and (a) in the case of condemnation or taking, Sellers shall assign or pay, as the case may be, any condemnation or taking proceeds thereof (of which are payable to Sellers) to Purchaser at the Closing, and (b) in the case of fire, flood or other casualty to the Acquired Assets, Sellers shall, at Purchaser’s option, either use insurance proceeds to restore such damage, or to the extent such proceeds were not previously applied, assign the insurance proceeds therefrom to Purchaser at Closing, in each case, in full or partial satisfaction, as applicable, of the First Lien Notes Claims or guarantees thereof made by the applicable Seller and in exchange for its share of the Cash Payment.

Section 5.25Confidentiality. Following the Closing, each Seller agrees not to, to instruct its Representatives not to, and to cause its Subsidiaries not to, disclose any confidential or non-public information concerning the Acquired Assets, the Business, the negotiation or existence and terms of this Agreement or the business affairs of Purchaser or the Assumed Liabilities (“Confidential Information”) except disclosure of Confidential Information that (a) was or is lawfully obtained from a source that, to the knowledge of such Seller, was not under an obligation of confidentiality to Purchaser with respect to such information or (b) is or becomes available to the public other than as the result of a breach of this Section 5.25 or any other duty or Contract of confidentiality by the Sellers, their Representatives or their Subsidiaries. Notwithstanding the foregoing, a Seller may disclose Confidential Information if such Seller believes (upon the advice of counsel) it is legally required to make such disclosure in order to comply with applicable Law, regulation, rule or legal, judicial or administrative process (including any rule, regulation or policy statement of (i) any organized securities exchange, market or automated quotation system on which the Parent’s securities are listed or quoted, (ii) any self-regulatory organization of which a party is a member) or (iii) in connection with the Chapter 11 Cases. If a Seller or any of its Representatives becomes required (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or it becomes necessary in connection with the Chapter 11 Cases to disclose any of the Confidential Information, such Seller or Representative shall use reasonable efforts to provide Purchaser with prompt notice, to the extent allowed by law, rule and regulation, of such requirement. Each Seller agrees to disclose only that portion of the Confidential Information which it believes it is necessary or required to disclose and to use commercially reasonable efforts to obtain confidential treatment (at the Purchaser’s sole cost and expense) of such Confidential Information. At the Closing, the Confidentiality Agreement will terminate and shall be of no further force and effect. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.25 shall prohibit the Sellers or any of their Affiliates from ceasing operations or winding up its affairs following the Closing
Section 5.26Financing Cooperation.
(a)The Sellers shall use their reasonable best efforts to, and to cause their respective Representatives to provide all cooperation and assistance reasonably requested by the Purchaser in connection with the Payoff to obtain a new asset-based revolving facility as part of the Payoff (the “ABL Financing”), which cooperation and assistance shall include:

(i)providing reasonable cooperation and assistance, at reasonable times and upon reasonable notices, to permit the providers, or potential providers, of the amounts required for such ABL Financing (the “ABL Lenders”) to evaluate the Sellers’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of Closing and to assist with other collateral audits and due diligence examinations;

(ii)providing reasonable cooperation and assistance to (A) prepare and execute any definitive loan and security documentation in connection with the ABL Financing, including any borrowing base certificate reasonably requested by the ABL Lender, and (B) furnish the Purchaser and the ABL Lenders with copies of any historic borrowing base certificates; and

(iii)providing all documentation and other information as is required by applicable “know your customer”, beneficial ownership regulations and anti-money laundering rules and regulations including the USA PATRIOT Act at least three (3) Business Days prior to the Closing Date to the extent reasonably requested by Purchaser or the ABL Lenders;

provided, that, (A) the Sellers shall not be required to commit to take any action in connection with the ABL Financing that is not contingent upon the Closing, (B) neither the Sellers nor any of their respective officers, directors or managing members shall be required to take any action or provide any approval in respect of the ABL Financing prior to the Closing (other than those actions contemplated to be taken prior to the Closing pursuant to Section 5.17 or this Section 5.26), (C) none of the Sellers nor any of their Representatives shall be required to deliver or cause the delivery of any (x) legal opinions or accountants’ comfort letters or reliance letters,(y) landlord waivers or estoppels, non-disturbance agreements, surveys or title insurance or (z) Tax Returns and other books, records and work papers that are not primarily related to Acquired Assets or Assumed Liabilities or that are subject to any privilege or similar protection under applicable Law, (D) none of the Sellers nor any of their Representatives shall be required to pass resolutions or consents to approve or authorize the execution of the ABL Financing or execute or deliver any definitive agreements related to the ABL Financing, (E) such assistance shall not require the giving of representations or warranties to any third parties or the indemnification thereof, (F) such assistance shall not require the waiver or amendment of any terms of this Agreement, and (G) such assistance shall not cause any director, officer or employee of the Sellers to incur any personal liability. Nothing contained in this Section 5.26 or otherwise shall require the Sellers, prior to the Closing, to be an issuer or other obligor with respect to the ABL Financing.  In addition, nothing in this Section 5.26 shall require the Sellers or their Representatives to provide access to or copies of any information the disclosure of which would jeopardize any attorney-client or attorney work product privilege or any similar protection (provided that the Sellers will use commercially reasonable efforts to provide such information in a manner that does not jeopardize such privilege or protection).

(b)Purchaser may reasonably request the cooperation of the Sellers under this Section 5.26, upon reasonable notice and at reasonable times, from time to time and on multiple occasions, between the date hereof and the Closing to effect the ABL Financing.
Section 5.27Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article VII, the Sellers will not, and will use their reasonable best efforts to cause all of their

Representatives and controlled Affiliates not to solicit, initiate or encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of any assets of the Business that are Acquired Assets (including any acquisition structured as a merger, consolidation, or share exchange) (each such transaction or series of transactions other than those contemplated by this Agreement, an “Alternative Transaction”).

Section 5.28Sale Contract Proceeds. During the period from the date of this Agreement through the Closing Date, to the extent any sale contemplated by any of the Sale Contracts is consummated prior to the Closing, the Sellers will hold the proceeds from any such sale in escrow for the benefit of the Purchaser, which proceeds, for the avoidance of doubt, shall be an Acquired Asset.
Section 5.29Proceeds of Herald Custom Publishing of Mexico, S. de R.L. de C.V.. Prior to the Closing Date, the Sellers shall hold in escrow for the benefit of the Purchaser any proceeds received from the collection of Accounts Receivables or other assets of Herald Custom Publishing of Mexico, S.de R.L. de C.V., which proceeds, for the avoidance of doubt, shall be an Acquired Asset.
ARTICLE VI

CONDITIONS PRECEDENT
Section 6.1Conditions Precedent to Obligation of the Sellers and the Purchaser. The respective obligations of each party hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a)Approvals. Any waiting period (and extensions thereof) applicable to the Acquisition under the HSR Act shall have expired or been terminated;
(b)No Orders. No Governmental Entity of competent jurisdiction shall have enacted, enforced or entered any Law and no Order shall be in effect and no proceeding seeking an Order shall be pending on the Closing Date that prohibits or materially restrains or delays the consummation of the Closing;
(c)DIP Facility. No “default” or “Event of Default” shall have occurred under the DIP Orders or the DIP Credit Agreement and the Sellers shall have delivered to Purchaser evidence in form and substance reasonably satisfactory to Purchaser, that the borrowed amount under the DIP Credit Agreement as of immediately prior to Closing is no less than $8,535,000;
(d)New Facilities. Each of the New 1.5L Indenture and the New First Lien Term Loan Facility shall have been entered into by each of the parties thereto and all conditions precedent to the effectiveness of such documents shall have been satisfied or waived in accordance therewith; provided, however, that the Purchaser shall not be permitted to assert the failure of the condition set forth in this Section 6.1(d) unless both Brigade Capital Management, LP (“Brigade”) and Chatham have used reasonable best efforts to cause the satisfaction of the condition set forth in this Section 6.1(d), subject to the applicable terms of the

Framework Agreement as in effect on the date hereof relating thereto, including with respect to the terms set forth in the term sheets set forth on Exhibit G and Exhibit H hereto; and
(e)Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall be in form and substance acceptable to the Purchaser and the Sellers, no later than twenty-five (25) days after the date of this Agreement or such later date as may be determined by the parties with the prior written consent of the Purchaser and such order shall have become final and not have been stayed, stayed pending appeal, reversed or vacated as of the Closing Date.
Section 6.2Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Sellers at or prior to the Closing of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct (disregarding any exception or qualification in such representations and warranties relating to “material” or “materiality”) as of the Closing Date as if made at and as of such date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (disregarding any exception or qualification in such representations and warranties relating to “material” or “materiality”) has not and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement or the Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby;
(b)Covenants. The covenants and obligations of the Purchaser to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects;
(c)Officer’s Certificate. The Purchaser shall have delivered to the Sellers a certificate duly executed by an authorized officer of the Purchaser certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and
(d)Deliverables. Each of the deliveries required to be made to the Sellers pursuant to Section 2.2(b) shall have been so delivered.
Section 6.3Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Purchaser at or prior to the Closing of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Sellers contained in Sections 3.1, 3.2, 3.3, 3.9, 3.16 and 3.27 shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date; (ii) the representation and warranty of the Sellers contained in Section 3.8(b) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date and (iii) the representations and warranties of the Sellers contained in this Agreement (other than Sections 3.1, 3.2, 3.3, 3.9, 3.16, 3.8(b) and 3.27) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (disregarding any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)Covenants. The covenants and obligations of the Sellers to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects;
(c)Officer’s Certificates. Each of the Sellers shall have delivered to the Purchaser a certificate duly executed by an executive officer of each Seller certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;
(d)Payoff. The Sellers shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the Payoff, to the extent required under Section 5.18;
(e)Deliverables. Each of the deliveries required to be made to the Purchaser pursuant to Section 2.2(a) shall have been so delivered; and
(f)Retitled Assets. Substantially all of the Acquired Assets, including bank accounts, lockboxes, insurance policies and benefits plans have been retitled in the name of the Purchaser or the applicable Purchaser Designee to the Purchaser’s reasonable satisfaction.
ARTICLE VII

TERMINATION
Section 7.1Termination.
(a)This Agreement may be terminated by either the Purchaser or the Sellers in the event that the Closing has not occurred on or before the date that is one hundred twenty (120) days after the date of this Agreement, or such later date as may be agreed in writing by the parties in their sole discretion (as such date may be extended in accordance with the terms of this Agreement, the “Outside Date”) unless as of such date all conditions to the Closing set forth in Article VI shall have been satisfied or waived or shall be capable of being satisfied at the Closing (but subject to the satisfaction or waiver at or prior to the Closing of all such conditions), except for Section 6.1(a) or, solely in respect of the HSR Act, Section 6.1(b), unless the failure of the Closing to occur prior to such date results from the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing or a breach of any representation or warranty of such party to this Agreement; provided, that, notwithstanding anything to the contrary herein, if on the initial Outside Date the approval of the transactions contemplated by this Agreement by any

Governmental Entity is pending, the Outside Date may be extended once by either the Purchaser or the Sellers by up to thirty (30) days.
(b)This Agreement may also be terminated prior to the Closing:
(i)at any time by the mutual written agreement of the Purchaser and the Sellers;
(ii)by the Purchaser, if (x) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Sellers which breach, either individually or in the aggregate with other breaches by the Sellers, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, or (y) there has been any material breach by the Sellers of the Bidding Procedures Order or the Sale Order, in each case of the foregoing clauses (x) and (y) which is not cured within ten (10) Business Days following written notice to the Sellers thereof (and in any event prior to the Outside Date) or which by its nature or timing cannot be cured within such time period (provided, that the Purchaser is not then in material breach of any of the covenants, agreements, representations or warranties set forth in this Agreement or in the Sale Order on the part of the Purchaser);
(iii)by the Sellers, if (x) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Purchaser which breach, either individually or in the aggregate with other breaches by the Purchaser, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, or (y) there has been any material breach by the Purchaser of the Bidding Procedures Order or the Sale Order, in each case of the foregoing clauses (x) and (y) which is not cured within ten (10) Business Days following written notice to the Purchaser thereof (and in any event prior to the Outside Date) or which by its nature or timing cannot be cured within such time period (provided, that the Sellers are not then in material breach of any of the covenants, agreements, representations or warranties set forth in this Agreement or in the Sale Order on the part of the Sellers);
(iv)by either the Sellers or the Purchaser, if a Governmental Entity issues a final, non-appealable ruling or Order permanently prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to any party whose breach of any of its representations, warranties, covenants or agreements contained herein results in such ruling or Order;
(v)by the Purchaser, if the Framework Agreement shall have been terminated in accordance with its terms as in effect on the date hereof; provided, however, that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(v) unless both Brigade and Chatham have used reasonable best efforts to satisfy their respective obligations under the Framework Agreement; provided, further that Brigade shall be entitled to grant or withhold its consent to any amendment or modification of this Agreement, or any waiver of any covenant or condition of this Agreement, in each case as contemplated by, and in accordance with, the terms of the Framework Agreement as in effect on the date hereof; or
(vi)by the Purchaser, if there shall have been a default or “Event of Default” under the DIP Facility.
Section 7.2Effect of Termination.
(a)Except as otherwise provided in this Section 7.2, in the event of termination of this Agreement by either party hereto in accordance with Section 7.1, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other parties hereto, except for liability for fraud or intentional breach of this Agreement prior to such termination, and the Release granted in Section 5.20 shall be of no force and effect. The final sentence of Section 5.2(a), this Section 7.2, Article VIII (other than Section 8.1, Section 8.2 and Section 8.4) and, with respect to any defined terms used in the foregoing Sections or Article, Article IX shall expressly survive the termination of this Agreement.
ARTICLE VIII

GENERAL PROVISIONS
Section 8.1Tax Matters.
(a)Notwithstanding anything to the contrary in this Agreement, the Parent and the Purchaser shall each pay, when due, and be responsible for, fifty percent (50%) of all sales, use, transfer (including real estate transfer), documentary, stamp, recording, conveyance, goods and services or similar Taxes and fees imposed on or payable in connection with the transfer of the Acquired Assets, the Assumed Liabilities and the Business contemplated by this Agreement (“Transfer Taxes”). The party hereto responsible under applicable Law for filing a Tax Return with respect to any such Transfer Taxes shall prepare and timely file (or cause to be prepared and timely filed) such Tax Return (and the Purchaser shall provide timely payment thereof, if any payment is due) and promptly provide a copy of such Tax Return to the other parties. The Purchaser and the Parent shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes to the extent permitted by applicable Law.
(b)For purposes of this Agreement, with respect to the Business or any Acquired Asset or Assumed Liability, the Sellers and the Purchaser shall apportion the liability for Property Taxes, ad valorem Taxes, and similar Taxes (“Periodic Taxes”) and for Taxes that are either (x) based upon or related to income or receipts, (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), or (z) payroll or similar Taxes with respect to any employee, or independent contractor associated with the Business or the Acquired Assets (“Non-Periodic Taxes”) for Straddle Periods applicable to the Business or such Acquired Asset or Assumed Liability in accordance with this Section 8.1(b). The Periodic Taxes described in this Section 8.1(b) shall be apportioned between the Sellers and the Purchaser as of the Closing Date, with the Purchaser liable for that portion of the Periodic Taxes for a Straddle Period (which portion of such Taxes shall for purposes of this Agreement be deemed attributable to the Post-Closing Tax Period) equal to the Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days remaining in such Straddle Period after the Closing Date, and the denominator of which is the total number of calendar days in such entire Straddle Period. The Non-Periodic Taxes described in this Section 8.1(b) shall be apportioned between the Sellers and the Purchaser as of the Closing Date, with the Purchaser liable for (i) California state Income Taxes imposed with respect to, arising out of, or relating to the transactions contemplated by this Agreement equal to approximately $1,700,000, and (ii) that portion of the other Non-Periodic Taxes for a Straddle Period (which portion of such Taxes shall for purposes of this Agreement be deemed attributable to the Post-Closing Tax Period) equal to the amount that would be payable in the Post-Closing Tax Period if the taxable year or period ended at the end of the day on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization or depreciation, shall be allocated to the Post-Closing Tax Period (notwithstanding that such exemptions, allowances or deductions may under applicable Law be determined solely at the end of the Straddle Period) by multiplying the total amount of such exemption, allowance, or deduction for such Straddle Period by a fraction, the numerator of which is the number of days remaining in such Straddle Period after the Closing Date, and the denominator of which is the total number of calendar days in such entire Straddle Period. The Sellers shall be liable for that portion of the Periodic Taxes and Non-Periodic Taxes for a Straddle Period for which the Purchaser is not liable under the preceding sentences (which portion of such Taxes shall for purposes of this Agreement be deemed attributable to the Pre-Closing Tax Period); provided that Periodic Taxes attributable to the Pre-Closing Tax Period shall not include any reassessment or revaluation of any property occurring in connection with the transactions contemplated by this Agreement. The party hereto responsible under applicable Law for paying a Tax described in this Section 8.1(b) shall be responsible for administering the payment of such Tax. For purposes of this Section 8.1(b), the Straddle Period for ad valorem Taxes and Property Taxes shall be the fiscal period for which such Taxes were assessed by the applicable Tax jurisdiction. With respect to any Periodic Taxes or Non-Periodic Taxes imposed with respect to the Business or any Acquired Asset or Assumed Liability for a Post-Closing Tax Period, to the extent such Periodic Taxes or Non-Periodic Taxes were paid by any Seller or any Affiliate thereof, Purchaser shall pay to the Sellers such Periodic Taxes or Non-Periodic Taxes no later than ten (10) Business Days following receipt of written notice from the Sellers and with respect to any Periodic Taxes or Non-Periodic Taxes imposed with respect to the Business or any Acquired Asset or Assumed Liability for a Pre-Closing Tax Period to the extent such Periodic Taxes or Non-Periodic Taxes were paid by Purchaser or any Affiliate thereof, Seller shall pay to the Purchaser such Periodic Taxes or Non-Periodic Taxes no later than ten (10) Business Days following receipt of written notice from the Purchaser. For the avoidance of doubt, nothing in this Agreement shall allocate to any Seller or to Purchaser, or to any Affiliate of any Seller or Purchaser, any Taxes of any Purchased Entity or any Subsidiary thereof.
(c)The parties shall, and shall cause their respective Affiliates to, cooperate and (at the expense of the requesting party to the extent that any out-of-pocket expenses or costs are incurred) provide to the other party and any Affiliate thereof such documentation, information, and assistance as may reasonably be requested by any of them in connection with (i) the preparation of any Tax Return relating to the Business, the Acquired Assets or the Assumed Liabilities, (ii) the determination of any liability in respect of Taxes or the right to any refund, credit or prepayment in respect of Taxes (including pursuant to this Agreement), or (iii) any audit or other examination by any Taxing Authority, or any judicial or administrative proceeding with respect to any Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities. Notwithstanding anything herein to the contrary, in no event shall any Seller or any Affiliate thereof be required to provide any Person with a copy of, or otherwise disclose the contents of, its Tax Returns.
(d)Notwithstanding anything to the contrary in this Agreement, the Sellers shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax proceeding with respect to any Tax Return of any Seller or any Affiliate thereof; provided, that the Purchaser shall have the right to review and provide comments on any Tax Return related to the Specified Refunds and the Sellers shall incorporate any reasonable comments related to the Specified Refunds. The Sellers shall promptly file all Tax Return of any Seller related to the Specified Refunds. Additionally, the Purchaser shall have the right to participate in any Tax proceeding related to the Specified Refunds and the Sellers shall not be permitted to settle, compromise, concede or take any material action with respect to the Specified Refunds without the consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. No later than ten (10) Business Days after receipt by any Seller of any amounts constituting the Specified Refunds, the Seller shall pay to the Purchaser such amounts. The Purchaser shall bear all costs and expenses of preparing and filing Tax Returns related to the Specified Refunds and of any Tax proceedings related to the Specified Refunds. In the event that any amount of the Specified Refunds paid over to the Purchaser pursuant to this Section 8.1(d) is required to be repaid to the applicable Governmental Authority by the Sellers prior to their dissolution, the Purchaser shall repay such amount to the Sellers.
(e)The parties intend that the dispositions by the Sellers to Purchaser as contemplated by this Agreement shall be treated as taxable transactions governed by Section 1001 of the Code (the “Intended Tax Treatment”). Each of the Sellers and Purchaser agree (and agree to cause their respective Affiliates) to prepare and file all relevant U.S. federal, state, local and non-U.S. Tax Returns in accordance with the Intended Tax Treatment. None of the Sellers or Purchaser shall (and each of the Sellers and Purchaser shall cause their Affiliates not to) take any position inconsistent with the Intended Tax Treatment on any Tax Return or in connection with any Tax proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state, local or non-U.S. law). In the event that the Intended Tax Treatment is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party in writing of such notice, and the parties shall cooperate in good faith to resolve such dispute.
Section 8.2Bulk Sales. The Sale Order shall provide either that (i) Sellers have complied with the requirements of any Law relating to bulk sales and transfer or (ii) compliance with the Laws relating to bulk sales and transfers is not necessary or appropriate under the circumstances.
Section 8.3Guarantee. To induce the Sellers and the Parent to enter into this Agreement, subject to the satisfaction of the closing conditions set forth in Article VI, the

Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Sellers and the Parent, the due and punctual payment of the Cash Payment (the “Guaranteed Obligation”). Subject to the satisfaction of the closing conditions set forth in Article VI, the guarantee pursuant to this Section 8.3, (i) is absolute, irrevocable and unconditional and shall not be impaired, discharged or terminated by any act or omission by the Purchaser or the Guarantor that may affect the enforceability of this guarantee, and (ii) shall not be affected by the bankruptcy, insolvency or inability to pay of the Purchaser or the Guarantor. The Guarantor, in its capacity as guarantor of the Guaranteed Obligation, hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Sellers or the Parent exhaust any right, power or remedy or proceed against the Purchaser. If the Guarantor makes a payment or performs an action in full satisfaction of the Guaranteed Obligation, such satisfaction shall be deemed to be a satisfaction of such obligation in full by the Purchaser for purposes of this Agreement. The Guarantor has all necessary power and authority to execute and deliver this Agreement and to perform the Guaranteed Obligation hereunder. This Agreement has been duly authorized, executed and delivered by the Guarantor and, assuming the due and valid authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Section 8.4Survival of Representations, Warranties and Covenants. No representations or warranties in this Agreement or in any Ancillary Document shall survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach or inaccuracy thereof. No covenants in this Agreement or in any Ancillary Document shall survive the Closing and shall thereupon terminate, except (1) to the extent the terms thereof expressly contemplate performance following the Closing and (2) any covenants in Section 8.1.
Section 8.5Public Announcements. Unless otherwise required by applicable Law or by obligations of the Sellers or the Purchaser or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange or in order to enforce a party’s rights or remedies under this Agreement, the Sellers, on the one hand, and the Purchaser, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). From and after the Closing, the parties may make public statements with respect to this Agreement or the transactions contemplated hereby so long as such announcements do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Law or by obligations of the Purchaser or the Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange or in order to enforce a party's rights or remedies under this Agreement; provided, that the issuing party shall use its commercially reasonable efforts to consult with the other party with respect to the text thereof to the extent practicable. Notwithstanding the foregoing, Purchaser may disclose information regarding the transactions contemplated by the Agreement or the other Ancillary Documents (a) to any of its direct or indirect equity holders, Affiliates, Representatives and its and their respective Affiliates’ financing sources, so long as such Persons are informed of the confidential nature of such information and Purchaser shall be liable for any failure by such Person to hold in confidence such information under this Section 8.5, (b) for purposes of compliance with its or their respective Affiliates’ financial reporting obligations or (c) in connection with its or their respective Affiliates’ fundraising or marketing activities, so long as such Persons are informed of the confidential nature of such information and Purchaser shall be liable for any failure by such Person to hold in confidence such information under this Section 8.5.

Section 8.6Notices. All notices, requests, claims, demands or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) at the time personally delivered if served by personal delivery upon the party hereto for whom it is intended, (b) at the time received if delivered by registered or certified mail (postage prepaid, return receipt requested) or by a national courier service (delivery of which is confirmed), or (c) upon confirmation if sent by facsimile or email; in each case to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
(a)if to the Purchaser, to:

SIJ Holdings, LLC
c/o Chatham Asset Management, LLC
26 Main Street, Suite 204

Chatham, New Jersey 07928
Email:barry@chathamasset.com

feisal@chathamasset.com

jim@chathamasset.com

Attention:Barry Schwartz

Feisal Alibhai

James Ruggerio, Jr.

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Email:arosenberg@paulweiss.com
ctheil@paulweiss.com
jweber@paulweiss.com
Attention:Andrew N. Rosenberg
Chaim P. Theil
John Weber

with a copy (which shall not constitute notice) to:

Brigade Capital Management
399 Park Avenue, 16th Floor
New York, New York 10022
Email:JCB@brigadecapital.com
Attention:John Baylis

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Email:dmannal@kramerlevin.com
Attention:Douglas Mannal

and

(b)if to the Sellers, to:

The McClatchy Company
2100 Q Street
Sacramento, California 95816
Email:pfarr@mcclatchy.com
Attention:Peter Farr

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Facsimile:(213) 687-5600
Email:van.durrer@skadden.com
Attention:Van C. Durrer II

and

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Facsimile:(650) 798-6504
Email:thomas.ivey@skadden.com
Attention:Thomas J. Ivey

Brigade Capital Management
399 Park Avenue, 16th Floor
New York, New York 10022
Email:JCB@brigadecapital.com
Attention:John Baylis

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Email:dmannal@kramerlevin.com
Attention:Douglas Mannal

(c)Brigade shall be an intended third-party beneficiary of this Agreement with respect to this Section 8.6 and Section 8.12.
Section 8.7Descriptive Headings; Interpretative Provisions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Unless otherwise stated in this Agreement, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof. Any reference to any law in this Agreement means such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The words “to the extent” shall be interpreted to mean “to the extent (but only to the extent)”. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Any reference in this Agreement to “made available” shall mean (i) the Parent SEC Documents publicly available prior to the date hereof (excluding items which are cross-referenced, footnoted or only referred to in such documents except to the extent such cross-referenced or footnoted items are otherwise included as Parent SEC Documents publicly available prior to the date hereof) and (ii) with respect to any other documents or information, that such documents or information referenced shall have been provided in the dataroom for Purchaser and its Representatives at least two (2) Business Days prior to the date of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.
Section 8.8No Strict Construction. The Sellers, on the one hand, and the Purchaser, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Sellers, the Purchaser, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any person with respect to this Agreement.

Section 8.9Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties hereto or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties hereto, in whole or in part, to any other Person by operation of law or otherwise, without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 8.9 will be null and void; provided, however, that, subject to compliance with Section 2.3, Purchaser shall be permitted to assign all or part of its rights or obligations hereunder to (a) one or more Purchaser Designees, (b) at or following the Closing, any of its rights to any of Purchaser’s financing sources as collateral or (c) following the Closing, to any successor or purchaser of all or part of the business of Purchaser or any of its Subsidiaries without the prior consent of Sellers. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns and shall not be binding upon, inure to the benefit of, or be enforceable by, any other Person.
Section 8.10Governing Law; Submission of Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except in the Bankruptcy Court), and waives any objection to the laying of venue of any such litigation in the Bankruptcy Court. Each party hereto hereby consents to service of process in the manner and at the address set forth in Section 8.6. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.11Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party hereto incurring such expenses.
Section 8.12Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all the parties hereto; provided that Section 8.6 and this Section 8.12 shall not be amended in a manner that affects the rights of Brigade thereunder without the prior written consent of Brigade.
Section 8.13Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.14Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by.pdf,.tif,.gif or similar attachment to electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 8.15Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except with respect to the parties released pursuant to Section 5.20, this Agreement, the Allocation and the other Ancillary Documents are for the sole benefit of the parties and their permitted assigns and nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.
Section 8.16Specific Performance. The parties recognize that if any party breaches this Agreement or refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the other parties for their injuries. Accordingly, a non-breaching party shall be entitled, in addition to any other remedies that may be available, to equitable relief, including an injunction or injunctions or Orders for specific performance, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including, for the avoidance of doubt, the obligation of a party to consummate the transactions contemplated by this Agreement), without proof of actual damages or the posting of a bond or other undertaking. If any Action is brought by a party to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at Law. The rights set forth in this Section 8.16 shall be in addition to any other rights which a party may have at law or in equity pursuant to this Agreement.
Section 8.17No Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). Subject to the limitations contained herein, (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement may be made only against the Persons that are expressly identified as parties hereto and (ii) except for any express obligations hereunder or under another Ancillary Document, no Person other than a named party hereto shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action that may arise out of or relate to this Agreement.
Section 8.18Seller Representative.

(a)Each of the Sellers hereby irrevocably appoints the Seller Representative as the sole agent of the Sellers to act on behalf of such Person regarding any matter relating to or arising under this Agreement and the Ancillary Documents, including for the purposes of: (i) receiving any payments due from the Purchaser that are required under the terms of this Agreement or the other Ancillary Documents; (ii) taking any action on behalf of the Sellers that may be necessary or desirable, as determined by the Seller Representative in its sole discretion, in connection with any provision of this Agreement or the Ancillary Documents in accordance with their terms; (iii) accepting notices on behalf of the Sellers in accordance with Section 8.6; (iv) executing and delivering, on behalf of the Sellers, any notices, documents or certificates to be executed by the Sellers in connection with this Agreement or the Ancillary Documents; and (v) granting any consent or approval on behalf of the Sellers under this Agreement or the Ancillary Documents. As the representative of the Sellers, the Seller Representative shall act as the agent for such parties and shall have authority to bind the Sellers with respect to all matters arising under or relating to this Agreement and the Ancillary Documents. The Seller Representative shall only disburse the Cash Remainder or any portion thereof to a Seller other than the Parent to the extent the Excluded Liabilities of such Seller exceed the sum of (1) the amount of payments received by such Seller pursuant to this Agreement, (2) the amount of reimbursements received by such Seller pursuant to this Agreement, and (3) the Excluded Assets of such Seller.
(b)The Purchaser may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Seller Representative in connection with this Agreement and the Ancillary Documents. The Purchaser is entitled to deal exclusively with the Seller Representative on all matters arising under or relating to this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents (the “Contemplated Transactions”). Any action taken or not taken or decisions, payments, communications or writings made, given or executed by the Seller Representative for or on behalf of the Sellers shall be deemed an action taken or not taken or decisions, payments, communications or writings made, given or executed by the Sellers. Any notice or communication delivered in accordance with this Agreement by the Purchaser to the Seller Representative shall be deemed to have been delivered to each of the Sellers. The Purchaser shall be entitled to disregard any decisions, communications or writings made, given or executed by any of the Sellers in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions unless the same is made, given or executed by Seller Representative. Any reference in this agreement to a notice or information to be provided to, consent required by, or consultation with, payments made to or by and decisions, communications or writings made to or by any Seller, shall be deemed to refer to the Seller Representative and any such notice or information to, consent from, consultation with or decisions, payments made to or by, and communications or writings made to or by the Seller Representative, as applicable, shall satisfy any such notice, information, consent and consultation requirement in all respects and shall be final, binding and conclusive upon each of the Sellers, and the other parties hereto.
(c)Each Seller hereby appoints the Seller Representative as such Person’s true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, in such Person’s name, place and stead, in any and all capacities, in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions as fully to all intents and purposes as such Person might or could do in person.
(d)The Seller Representative shall be entitled to retain counsel and to incur such fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) as the Seller Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement. The Seller Representative shall be reimbursed for all such fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) by the Parent, as agent for the Sellers, from the Cash Remainder. For clarity, the Purchaser shall not be required to reimburse the Sellers or the Seller Representative for any such fees, costs or expenses.
(e)All of the immunities, powers and rights granted to the Seller Representative under this Agreement shall survive the Closing. The grant of authority provided for herein is coupled with an interest and shall be irrevocable and shall survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any Seller.
(f)Notwithstanding anything to the contrary set forth herein, the Purchaser shall not be liable for and shall be held harmless from any loss to any Person, including any Seller, for any action taken or not taken by the Seller Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Seller Representative, including any failure of the Seller Representative to distribute, or to distribute or subdivide in the correct amounts, any payments made to the Seller Representative by the Purchaser for distribution to any Seller or any other Person; it being understood that once the Purchaser has made such a payment to the Seller Representative for distribution to a Seller or to such other Person, such payment shall constitute a complete discharge of the relevant payment obligation of the Purchaser.
(g)The Seller Representative may be removed by unanimous action of the Sellers and such removal shall be effective upon written notice to the Seller Representative and the Purchaser. If the Seller Representative (i) is so removed, (ii) terminates its legal existence, or (iii) resigns from its position as Seller Representative, then the Sellers shall, as promptly as practicable thereafter, appoint a replacement Seller Representative, which replacement Seller Representative shall be reasonably acceptable to the Purchaser. Such appointment shall be effective upon delivery of at least two (2) Business Days’ prior written notice to the Purchaser and, thereafter, the replacement Seller Representative shall be deemed to be the Seller Representative for all purposes of this Agreement and the Ancillary Documents. Any obligation of the Purchaser to take any action in respect of the Seller Representative shall be suspended during any period that the position of Seller Representative is vacant.

ARTICLE IX

DEFINITIONS

As used herein, the terms below shall have the following meanings:

“Accounts Receivable” means, with respect to each Seller, all accounts receivable, notes receivable, purchase orders, negotiable instruments, completed work or services that has not been billed, chattel paper, notes and other rights to payment (whether current or non-current), including those consisting of all accounts receivable in respect of services rendered or products sold to customers by such Seller, any other miscellaneous accounts receivable of such Seller, and any claim, remedy or other right of such Seller related to any of the foregoing, together with all unpaid financing charges accrued thereon and any payments with respect thereto.

“Action” means any action, suit, petition, plea, charge, claim, demand, hearing, inquiry, arbitration, complaint, grievance, summons, litigation, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, inquest, audit, examination, investigation or similar matter by or before any Governmental Entity.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agents” means, collectively, the First Lien Notes Agent, the Second Lien Term Loan Agent, and the Third Lien Notes Agent.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Ancillary Documents” means the Bill of Sale, Assignment and Assumption Agreement, Intellectual Property Assignment Agreements, the Escrow Agreements, each Deed and each other agreement, document or instrument (other than this Agreement) executed and delivered by the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation Laws of any jurisdiction other than the United States.

“Benefit Plan” means a plan, program, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, severance, separation, relocation, repatriation, expatriation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement or other pension or welfare benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, (i) which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Sellers or any of their ERISA Affiliates for the benefit of any employee or former employee of the Purchased Entities, the Sellers or any of their Subsidiaries (or to which any Seller is a party) or (ii) with respect to which the Sellers or any of their ERISA Affiliates would reasonably be expected to have any liability.

“Bidding Procedures” means the bidding procedures set forth in the Bidding Procedures Order.

“Bidding Procedures Order” means the Order (I) Establishing Bidding Procedures Relating to the Sale of Substantially All of the Debtors’ Assets; (II) Establishing Procedures for the Debtors to Enter into Stalking Horse Agreement with Bid Protections in Connection with a Sale of Substantially All of the Debtors’ Assets; (III) Approving Procedures for the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; (IV) Approving Form and Manner of Notice of All Procedures, Protections, Schedules and Agreements; (V) Scheduling a Hearing to Consider the Proposed Sale; and (VI) Granting Certain Related Relief entered at Docket No. 432 in the Chapter 11 Cases.

“Books and Records” means all documents of, or otherwise in the possession, custody or control of, or used by, the Sellers in connection with, or relating to, the Business, the Acquired Assets, the Assumed Liabilities, or the operations of the Sellers, including all files, instruments, papers, books, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), data, reports (including environmental reports and assessments), plans, mailing lists, price lists, marketing information and procedures, advertising and promotional materials, equipment records, warranty information, architects agreements, construction contracts, drawings, plans and specifications, records of operations, standard forms of documents, and related books, records and workpapers, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media-storage data containing such information), in each case whether or not in electronic form; provided, that the Books and Records shall not include Tax Returns and other books, records and work papers related to Taxes paid or payable by the Sellers or their Affiliates but shall include copies of Tax Returns primarily related to Taxes of the Business, the Acquired Assets or the Assumed Liabilities).

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Delaware or the State of New York or is a day on which banking institutions located in the State of Delaware or the State of New York are authorized or required by applicable Law or other governmental action to close.

“Cash” means all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and marketable securities, and any bank accounts and lockbox arrangements of the Sellers as of the Closing.

“Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code, against any Seller.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means Official Committee of Unsecured Creditors appointed by the Office of the U.S. Trustee in the Chapter 11 Cases, as may be reconstituted from time to time.

“Committee Retained Professional Fees” means an aggregate amount equal to (a) the reasonable and documented out-of-pocket fees and expenses incurred by Professionals retained by the Committee, pursuant to section 327 of the Bankruptcy Code, in each case, to the extent such out-of-pocket fees and expenses are accrued and unpaid as of the Closing Date and (b) a good faith estimate, prepared by each applicable Professional retained by the Committee, of out-of-pocket fees and expenses anticipated to incurred by such Professional following the Closing Date with respect to the Chapter 11 Cases.

“Committee Retained Professional Fees Escrow” means the escrow account established pursuant to the Committee Retained Professional Fees Escrow Agreement with subaccounts for each such Professional.

“Committee Retained Professional Fees Escrow Agreement” means a customary escrow agreement reasonably acceptable to the parties and the Committee by and among the Purchaser, the Sellers and the escrow agent for the disbursement of the amount payable by the Purchaser pursuant to Section 1.6 in connection with the Committee Retained Professional Fees.

“Confidentiality Agreement” means the Confidentiality Agreement, between Chatham and the Parent, dated May 22, 2020, as may be amended from time to time.

“Contract” means any oral or written agreement, contract, subcontract, settlement agreement, lease, sublease, use agreement, occupancy agreement, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or instrument.

“Copyrights” means all copyrights, mask works, designs and other copyrightable subject matter, including any source code and object code.

“Designated Accounting Firm” means any nationally recognized independent public accounting firm, or any successor thereto, as shall be mutually agreed upon by the parties.

“DIP Credit Agreement” means that certain debtor-in-possession credit agreement, dated as of February 12, 2020, by and among Encina Business Credit, LLC, as administrative agent for each member of the Lender Group (as defined in the DIP Credit Agreement) and the Bank Product Providers (as defined in the DIP Credit Agreement), the

Company (as defined in the DIP Credit Agreement), as a debtor and debtor-in-possession, and certain of the Borrowers party thereto, as the same may be subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

“DIP Facility” means the secured debtor-in-possession credit facility with Encina Business Credit, LLC in an aggregate principal amount up to $50,000,000 on terms consistent with the DIP Credit Agreement.

“DIP Orders” means, collectively, the (i) Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting (A) Liens and Providing Superpriority Administrative Expense Status and (B) Adequate Protection to Certain Prepetition Lenders, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 64] entered by the Bankruptcy Court on February 14, 2020 and (ii) Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting (A) Liens and Providing Superpriority Administrative Expense Status and (B) Adequate Protection to Certain Prepetition Lenders, (III) Modifying the Automatic Stay and (IV) Granting Related Relief [Docket No. 233] entered by the Bankruptcy Court on March 26, 2020.

“Discharge” means, except as authorized by a valid Permit issued under Environmental Law, (i) any releasing, spilling, discharging, disposing, leaking, pumping, injecting, pouring, depositing, emitting, leaching of any Hazardous Substance into the outdoor environment, including ambient air, surface water, groundwater and surface or subsurface strata, and (b) migration of Hazardous Substances into or out of any of the Real Property through soil, surface water, or groundwater.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Encumbrance” means any “interest” as that term is used in Section 363(f) of the Bankruptcy Code, mortgage, deed of trust, pledge, security interest, encumbrance, easement, condition, reservation, lien (statutory or otherwise), mechanics lien, Claim, covenant, encroachment, lease, right of use or possession, or other similar third party interest, or other survey defect, charge, hypothecation, deemed trust, action, easement, right-of-way or covenant on real property, other than any license of Intellectual Property, whether arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether voluntarily incurred, imposed by Contract or arising by operation of Law or otherwise.

“Environmental Laws” means any and all applicable Laws which (a) concern, regulate, govern or relate to (i) public health and safety, as may be affected by the use, treatment, storage, transportation, handling, disposal or Discharge of, or exposure to, Hazardous Substances, (ii) pollution or protection of the environment or natural resources, including those relating to (x) the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Discharge, threatened Discharge, control, cleanup, or other action or failure to act involving pollutants, contaminants, chemicals, or industrial, toxic or hazardous materials, substances or wastes and (y) human health as affected by hazardous or toxic substance or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Liabilities” means all Liabilities arising from any impairment or damage to the environment or natural resources, failure to comply with Environmental Laws, or the Discharge of or exposure to Hazardous Substances: (a) in connection with the prior or ongoing ownership or operation of the Business; or (b) on, in, under, to or from the Real Property or any other real property currently or formerly owned, operated, occupied or leased in connection with the ongoing or prior ownership or operation of the Business, including Liabilities related to: (i) the handling, generation, treatment, transportation, storage, use, arrangement for disposal or disposal, manufacture, distribution, formulation, packaging or labeling of Hazardous Substances; (ii) the Discharge of or exposure to Hazardous Substances; (iii) any other pollution or contamination of the environment; (iv) any other obligations imposed under Environmental Laws with respect to the Business or the Real Property; and (v) all other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (i) – (iv) of this definition.

“Environmental Permit” means any and all Permits, Governmental Authorizations, licenses, approvals, consents, waivers, franchises, filings, accreditations, registrations, certifications, notifications, exemptions, clearances and any other authorization required by or issued under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agreements” means, collectively, the Committee Retained Professional Fees Escrow Agreement, the Seller Retained Professional Fees Escrow Agreement and the Wind-Down Fees Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means (i) any Taxes imposed with respect to the Acquired Assets, the Assumed Liabilities or the Business for any Pre-Closing Tax Period (as determined pursuant to Section 8.1(b)), including, for the avoidance of doubt, any Income Taxes arising from the transactions contemplated by this Agreement other than California state Income Taxes resulting from the transactions contemplated by this Agreement equal to approximately $1,700,000; (ii) Taxes payable to the extent arising out of or related to the Excluded Assets or with respect to the business or activities of Seller or any Affiliate of Seller (including any divested or discontinued business or activities of Seller or any Seller or any Affiliate of Seller)

other than the Business or the Acquired Assets or the Assumed Liabilities; and (iii) Taxes for which the Sellers are liable under Section 8.1.

“Existing Secured Claims” means, collectively, the First Lien Notes Claims, the Second Lien Term Loan Claims, and the Third Lien Notes Claims.

“First Lien Notes” means those certain 9.000% Senior Secured Notes due 2026 issued pursuant to the First Lien Notes Indenture.

“First Lien Notes Agent” means The Bank of New York Mellon Trust Company, N.A. in its capacities as Trustee and Collateral Agent under the First Lien Notes Indenture.

“First Lien Notes Claim” means any claims or obligations arising under the First Lien Notes Documents.

“First Lien Notes Documents” means the First Lien Notes Indenture and all related amendments, supplements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust and other documents or instruments executed or delivered in connection with the First Lien Notes Indenture, in each case as amended, restated, supplemented, or modified from time to time.

“First Lien Notes Indenture” means that certain Indenture dated July 16, 2018, by and among Parent, as issuer, the subsidiary guarantor parties thereto, and the First Lien Notes Agent, as amended, supplemented, or otherwise modified from time to time.

“Framework Agreement” means that certain Framework Agreement dated as of July 1, 2020, by and among Chatham and each of its managed funds or accounts that is a beneficial holder of the First Lien Notes, Brigade Capital Management, LP and each of its managed funds or accounts that is a beneficial holder of the First Lien Notes, and the Purchaser.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any approval, consent, license, Permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Entity.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, commission, board, arbitral or other tribunal, branch or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, contaminant, hazardous substance, material or waste, or any other substance whether solid, liquid or gas, that is subject to regulation, investigation, control, corrective action or remediation under any Environmental Laws.

“Income Tax” means any Tax that is imposed on or measured by net income, including franchise Taxes.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (d) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (e) all obligations, contingent or otherwise, in respect of bankers’ acceptances; (f) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (g) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (h) all indebtedness of such Person for the deferred purchase price of assets, securities, or services in respect of which any Person is liable, contingently or otherwise (including “earn-outs,” indemnities and “notes” payable with respect to the acquisition of any business, assets or securities) (other than Trade Payables, other expense accruals and deferred compensation items arising in the ordinary course of business consistent with past practice); (i) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (j) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (k) pension and other similar post-retirement obligations; (l) obligations with respect to bonuses or other forms of compensation to any Person as a result of or in connection with the transactions contemplated by this Agreement pursuant to any change in control, retention, transaction, severance, discretionary or similar bonuses or other similar payment or obligation; (m) all Indebtedness of others referred to in clauses (a) through (l) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (n) all Indebtedness referred to in clauses (a) through (m) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all intellectual property rights, including all U.S. and foreign: (a) Patents; (b) Trademarks; (c) Trade Secrets; (d) Copyrights; (e) internet domain names and social media identifiers; and (f) all applications for, and registrations of, of any of the foregoing.

“Knowledge of the Sellers” means, with respect to any matter in question, the actual knowledge after due inquiry of any of the individuals set forth on Article IX of the Seller Disclosure Letter.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lease” means any Contract pursuant to which any Seller leases, uses or otherwise occupies any Leased Real Property.

“Liability” means a Claim or Encumbrance of any kind or nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Material Adverse Effect” means any Effect that, individually or in the aggregate (taking into account all other such Effects), has had, or would be reasonably expected to have, a material adverse change in or material adverse effect on (1) the Acquired Assets, the Assumed Liabilities or the assets, properties, financial condition or results of operations of the Business, in each case taken as a whole or (2) the ability of Sellers to consummate the transactions contemplated by this Agreement or to perform any of their obligations under this Agreement; provided, however, that for purposes of the foregoing clause (1), no Effects resulting or arising from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect exists or has occurred: (i) changes in general economic, financial or securities markets or geopolitical conditions, (ii) general changes or developments in business, regulatory or macroeconomic conditions or trends or the industries and markets in which the Business operates, (iii) the execution and delivery of this Agreement, the announcement of the Acquisition or the consummation of the transactions contemplated by this Agreement, including termination of, reduction in or similar negative impact on business relationships with any customers, suppliers, distributors, licensors, licensees, partners or employees of the Business, assuming such termination of, reduction in or similar negative impact does not result from a breach of the terms of this Agreement by the Sellers or any of their Affiliates (iv) any actions expressly required to be taken or omitted by the Sellers under this Agreement (other than the actions contemplated by Section 5.1(a)) or any action or omission by the Purchaser in breach of this Agreement, (v) any action taken (or omitted) by the Sellers which is expressly requested in writing by the Purchaser, (vi) changes in any applicable Laws or applicable accounting regulations or principles or the enforcement or interpretation thereof, (vii) any outbreak or escalation of hostilities or war, act of terrorism, natural disaster, epidemic, pandemic (including the COVID-19 virus) or act of God and (viii) any failure of the Business to meet any budgets, plans projections or forecasts (internal or otherwise), in each case of clauses (i), (ii), (vi) and (vii) solely to the extent that such conditions do not disproportionately affect the Business, the Acquired Assets and the Assumed Liabilities, taken as a whole, as compared to other companies that are principally engaged in the same business as the Sellers.

“Material Contract” means (i) any Contract that is material to the Business and (ii) any Contract with a Material Customer or Material Supplier.

“New 1.5 Lien Indenture” means the indenture (as may be amended, modified or otherwise supplemented) governing the terms of the New 1.5 Lien Notes.

“New 1.5 Lien Notes” means the 1.5 lien notes issued by the Purchaser pursuant to the New 1.5 Lien Notes Indenture, which shall be on terms consistent in form and substance with the term sheet attached hereto as Exhibit G.

“New First Lien Term Loan Facility” means the first lien term loan facility to be entered into by the Purchaser, as borrower, and the holders of First Lien Notes Claims (excluding Chatham and its Affiliates), as lenders, on the Closing Date, which shall be in the form attached hereto as Exhibit H.

“New First Lien Term Loans” means the first lien term loans deemed borrowed by the Purchaser pursuant to the New First Lien Term Loan Facility in exchange for the First Lien Notes Claims (excluding First Lien Notes Claims of Chatham and its Affiliates).

“Notice of Sale” means a notice of the sale of the Acquired Assets and the Sale Hearing.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award of a Governmental Entity.

“Parent Confidentiality Agreements” means those agreements by and between the Parent, on the one hand, and Persons expressing an interest in acquiring an ownership interest in the Parent or the Business, on the other hand, with respect to the use and confidentiality of information about the Parent and its Affiliates and the Business and certain other obligations.

“Parent SEC Documents” means all forms, statements, documents and reports filed or furnished prior to the date hereof by the Parent with the SEC since January 1, 2017, as amended through the date hereof.

“Patents” means patents and patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.

“Permitted Post-Closing Encumbrances” means any Encumbrance that is specifically permitted by the Sale Order under applicable Law to survive the Closing, it being understood that the Sale Order shall extinguish Encumbrances to the maximum extent permissible under applicable Law.

“Permitted Pre-Closing Encumbrances” means, prior to the Closing Date, (i) liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) statutory or common law liens (including statutory or common law liens of landlords) and rights of set-off of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, in each case, incurred in the ordinary course of business consistent with past practice (A) for amounts not yet overdue, (B) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, or (C) for amounts as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, (iii) liens securing rental payments under capitalized lease obligations disclosed to the Purchaser, (iv) pledges or deposits under worker’s compensation, unemployment insurance and social security Laws, to the extent required by applicable Law, (v) rights of third party purchasers to acquire Real Property pursuant to the Sale Contracts, ground leases, leases, subleases, licenses, concessions or similar agreements, (vi) easements, covenants, conditions, restrictions and other matters of record or defects or imperfections of title with respect to any Deeded Real Property, Leased Real Property or personal property, provided, however, that (with respect to clause (v) and (vi) only) any such right or item does not, individually or in the aggregate, materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of the date of this Agreement or as of the Closing, (vii) local, county, state and federal ordinances, regulations, building codes, variances, exceptions or permits (including such ordinances, regulations, building codes, variances, exceptions or permits relating to zoning), now or hereafter in effect, relating to any Deeded Real Property or Leased Real Property, (viii) restrictions or requirements set forth in any Permits relating to the Business, (ix) Encumbrances caused by or resulting solely from the acts or omissions of the Purchaser or any of its Affiliates, employees, officers, directors, agents, contractors, invitees or licensees, (x) Encumbrances arising by operation of Law under Article 2 of any state’s Uniform Commercial Code (or successor statute) in favor of a seller of goods or buyer of goods in the ordinary course of business consistent with past practice, (xi) Encumbrances extinguished by the Sale Order and (xii) licenses or other grants of rights to use or obligations with respect to Intellectual Property.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending at the end of the Closing Date.

“Prior Event” means any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including any approval or acceptance given or denied, whether known or unknown, in each case, which occurred, existed, or was taken prior to the consummation of the transactions contemplated hereunder.

“Professional” means any Person retained by the Sellers or a statutory committee of unsecured creditors in the Chapter 11 Cases pursuant to an Order of the Bankruptcy Court under Section 327, 363 or 1103 of the Bankruptcy Code.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Purchased Entity” means each entity the equity of which comprises the Purchased Ownership Interests.

“Purchased Ownership Interests” means one hundred percent (100%) of the equity ownership interests held by any of the Sellers in entities which are not Sellers (other than with respect to Ponderay Newsprint Company), including those set forth on Schedule B hereto.

“Purchaser Common Equity” means the common stock, restricted stock units, options or other instruments (including “profits interests”), or some combination of the foregoing, in the sole discretion of the Purchaser.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property that have been registered or filed with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and internet domain name registrations.

“Rejected Leases” shall have the meaning set forth on Section 3.8(a) of the Seller Disclosure Letter.

“Release” means the release set forth in Section 5.20 herein and as approved by the Bankruptcy Court pursuant to the Sale Order.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries and Affiliates.

“Retained Books and Records” means the company seal, minute books, stock certificates, stock or equity record books, Tax Returns and other books, records and work papers related to Taxes paid or payable by the Sellers or their Affiliates other than copies of Tax Returns primarily related to Taxes of the Business, the Acquired Assets or the Assumed Liabilities, work papers and such other books and records as pertain to the organization, qualification to do business, existence or capitalization of any Seller or any Affiliate thereof, books and records that the Sellers are required to retain under applicable Law and books and records that relate primarily to an Excluded Asset or Excluded Liability.

“Retained Professional Fees” means the Committee Retained Professional Fees and Seller Retained Professional Fees.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit D, with such changes as the Purchaser and the Sellers find reasonably acceptable, that has not been stayed, vacated or stayed pending appeal, authorizing and approving the sale of the Acquired Assets to the Purchaser on the terms and conditions set forth herein.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Term Loan Agent” means The Bank of New York Mellon, in its capacities as Agent and Collateral Agent under the Second Lien Term Loan Agreement.

“Second Lien Term Loan Agreement” means that certain Junior Lien Term Loan Credit Agreement, dated as of July 16, 2018, by and among Parent, as borrower, the subsidiary guarantor parties thereto, the lenders party thereto and the Second Lien Term Loan Agent, as amended, supplemented, or otherwise modified from time to time.

“Second Lien Term Loan Claim” means any claims or obligations arising under the Second Lien Term Loan Documents.

“Second Lien Term Loan Documents” means the Second Lien Term Loan Agreement and all related amendments, supplements, assignments, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust and other documents or instruments executed or delivered in connection with the Second Lien Term Loan Agreement, in each case as amended, restated, supplemented, or modified from time to time.

“Seller Intellectual Property” means all Intellectual Property owned or purported to be owned by any Seller, other than Intellectual Property that is an Excluded Asset.

“Seller Registered Intellectual Property” means all Registered Intellectual Property included in the Seller Intellectual Property.

“Seller Retained Professional Fees” means an aggregate amount equal to (a) the reasonable and documented out-of-pocket fees and expenses incurred by Professionals retained by the Sellers pursuant to section 327 of the Bankruptcy Code, in each case, to the extent such out-of-pocket fees and expenses are accrued and unpaid as of the Closing Date and (b) a good faith estimate, prepared by each applicable Professional retained by the Sellers, of out-of-pocket fees and expenses anticipated to incurred by such Professional following the Closing Date with respect to the Chapter 11 Cases.

“Seller Retained Professional Fees Escrow” means the escrow account established pursuant to the Seller Retained Professional Fees Escrow Agreement with subaccounts for each such Professional.

“Seller Retained Professional Fees Escrow Agreement” means a customary escrow agreement reasonably acceptable to the parties by and among the Purchaser, the Sellers and the escrow agent for the disbursement of the amount payable by the Purchaser pursuant to Section 1.6 in connection with the Seller Retained Professional Fees.

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto; and (b) any liability for or in respect of any amounts described in clause (a) under a Tax sharing, indemnity, assumption, succession, allocation or similar agreement, as a result of having filed any Tax Return on a combined, unitary, affiliated or similar basis, or as a transferee or a successor by Contract or operation of Law.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any U.S. federal, state, local or non-U.S. Governmental Entity or authority responsible for the imposition, collection or administration of any Tax.

“Third Lien Notes Agent” means The Bank of New York Mellon Trust Company, N.A. in its capacities as Trustee and Collateral Agent under the Third Lien Notes Indenture.

“Third Lien Notes Claim” means any claims or obligations arising under the Third Lien Notes Documents.

“Third Lien Notes Documents” means the Third Lien Notes Indenture and all related amendments, supplements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust and other documents or instruments executed or delivered in connection with the Third Lien Notes Indenture, in each case as amended, restated, supplemented, or modified from time to time.

“Third Lien Notes Indenture” means that certain Indenture, dated as of December 18, 2018, by and among Parent, as issuer, the subsidiary guarantor parties thereto, and the Third Lien Notes Agent, as amended, supplemented, or otherwise modified from time to time.

“Trade Secrets” means trade secrets, confidential or proprietary information, inventions, processes, procedures, databases, algorithms and know-how.

“Trademarks” means trademarks, trade names, service marks, trade dress, logos, design rights and other similar designations of origin, together with the goodwill symbolized by any of the foregoing.

“Wind-Down Fees” means an aggregate amount equal to $2,000,000, which shall be used to fund the wind down and dissolution of the Sellers’ estates.

“Wind-Down Fees Escrow” means the escrow account established pursuant to the Wind-Down Fees Escrow Agreement.

“Wind-Down Fees Escrow Agreement” means a customary escrow agreement reasonably acceptable to the parties by and among the Purchaser, the Sellers and the escrow agent for the disbursement of the amount payable by the Purchaser pursuant to Section 1.6 in connection with the Wind-Down Fees, and which shall provide that any amount not so used to satisfy such fees shall be promptly paid to the Sellers.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
ABL Financing	5.26
ABL Lenders	5.26
Acquired Assets	1.1
Acquisition	Recitals
Agreement	Preamble
Allocation	1.8
Alternative Transaction	5.27
Assigned Contract	1.5(c)
Assigned Contracts	1.1(c)
Assignment and Assumption Agreement	2.2(a)(ii)
Assumed Benefit Plans	1.1(q)
Assumed Liabilities	1.3
Assumption	5.18
Audited Financial Statements	3.6
Available Contracts	1.5(a)
Avoidance Actions	1.1(n)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bill of Sale	2.2(a)(i)
Brigade	6.1(d)
Business	Recitals
Cash Payment	1.6
Cash Remainder	1.6
Chapter 11 Cases	Recitals
Chatham	Preamble
Closing	2.1
Closing Date	2.1
Confidential Information	5.25
Contemplated Transactions	8.18(b)
Credit Bid	Recitals
Cure Cost Dispute	1.5(b)
Cure Costs	1.5(a)
Deed	2.2(a)(vi)
Deeded Real Property	1.1(r)
Designated Parties	1.1(n)
Determination Date	1.5(g)
Discovering Party	1.5(c)
DOJ	5.3(b)
Employment Agreements	5.16
Enforceability Limitations	3.3
Excluded Assets	1.2
Excluded Liabilities	1.4

Term	Section
Extended Contract Period	1.5(g)
FCPA	3.18
Financial Statements	3.6
First Lien Notes Interest	1.6
Foreign National Employees	5.11(g)
FTC	5.3(b)
Guaranteed Obligation	8.3
Guarantees	5.17(a)
Guarantor	Preamble
HSR Act	3.4
Intellectual Property Assignment Agreements	2.2(a)(iii)
Intended Tax Treatment	8.1(e)
Inventory	1.1(d)
Leased Real Property	3.12(b)
Material Customer	3.24
Material Supplier	3.24
materiality	6.2(a)
Necessary Consent	5.3(a)
Non-Periodic Taxes	8.1(b)
Outside Date	7.1(a)
Parent	Preamble
Parent’s Allocation Notice	1.8
parties	Preamble
party	Preamble
Payoff	5.18
Periodic Taxes	8.1(b)
Permits	3.19(a)
Petition Date	Recitals
Previously Omitted Contract	1.5(c)
Previously Omitted Contract Notice	1.5(c)
Purchase Price	1.6
Purchaser	Preamble
Purchaser Designee	2.3
Purchaser Disclosure Letter	IV
Purchaser’s Allocation	1.8
Qualifying Cash Proposal	3.27
Real Property	3.12(c)
Released Claims	5.20(a)
Released Party	5.20(a)
Releasing Party	5.20(a)
Sale Contracts	1.1(c)
Sale Motion	5.6
Securities Act	3.16
Seller Disclosure Letter	III
Sellers	Preamble

Term	Section
Specified Refunds	1.1(b)
Trade Payables	1.3(d)
Transfer Taxes	8.1(a)
Transferred Employee	5.11(b)
Unaudited Financial Statements	3.6
WARN Act	3.21(d)

[Signature Page Follows]

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed on their behalf as of the date first written above.

PARENT:

The McClatchy Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Finance and ChiefFinancial Officer

SELLER REPRESENTATIVE:

The McClatchy Company, in its capacity as a Seller and the Seller Representative

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Finance and ChiefFinancial Officer

[Signature Page to Asset Purchase Agreement]

SELLER:

Aboard Publishing, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary and
Treasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Bellingham Herald Publishing, LLC

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary and
Treasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Belton Publishing Company, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Biscayne Bay Publishing, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Cass County Publishing Company, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Columbus Ledger-Enquirer, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Cypress Media, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Cypress Media, LLC

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

East Coast Newspapers, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

El Dorado Newspapers

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Gulf Publishing Company, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Herald Custom Publishing of Mexico, S. de. R.L. de C.V.

By:/s/ Peter Richard Farr
Name:Peter Richard Farr
Title:Attorney-in-fact

[Signature Page to Asset Purchase Agreement]

SELLER:

HLB Newspapers, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Idaho Statesman Publishing, LLC

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Keltatim Publishing Company, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Keynoter Publishing Company, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Lee's Summit Journal, Incorporated

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Lexington H-L Services, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Mail Advertising Corporation

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Big Valley, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Interactive LLC

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Interactive West

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy International, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Investment Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Management Services, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy News Services, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Newspapers, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Property, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Resources, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy Shared Services, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

McClatchy U.S.A., Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Miami Herald Media Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

N & O Holdings, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Newsprint Ventures, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Nittany Printing and Publishing Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Nor-Tex Publishing, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Oak Street Redevelopment Corporation

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Olympian Publishing, LLC

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Olympic-Cascade Publishing, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Pacific Northwest Publishing Company, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

San Luis Obispo Tribune, LLC

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Star-Telegram, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Tacoma News, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

The Bradenton Herald, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

The Charlotte Observer Publishing Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

The Macon Telegraph Publishing Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

The News and Observer Publishing Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

The State Media Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

The Sun Publishing Company, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Tribune Newsprint Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Tru Measure, LLC

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Wichita Eagle and Beacon Publishing Company, Inc.

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

SELLER:

Wingate Paper Company

By:/s/ Peter Farr
Name:Peter Farr
Title:Vice President, Assistant Secretary andTreasurer

[Signature Page to Asset Purchase Agreement]

PURCHASER:

SIJ Holdings, LLC

By:/s/ James Ruggerio, Jr.
Name: James Ruggerio, Jr.
Title: President and CEO

SOLELY FOR SECTIONS 5.19 AND 5.20:

Chatham Asset Management, LLC

By:/s/ Anthony R. Melchiorre
Name: Anthony R. Melchiorre
Title: Managing Member

SOLELY FOR SECTION 8.3:

Chatham Asset High Yield Master Fund, Ltd.

By: Chatham Asset Management, LLC

Its: Investment Advisor

By:/s/ Anthony R. Melchiorre
Name: Anthony R. Melchiorre
Title: Managing Member